UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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INSPERITY, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Paul J. Sarvadi
Chairman of the Board
and Chief Executive Officer

April 20, 2021

Dear Fellow Stockholders:

On behalf of your Board of Directors and management, I am pleased to invite you to attend the Annual Meeting of Stockholders of Insperity, Inc. to be held in the Auditorium of Centre I of our corporate headquarters located at 19001 Crescent Springs Drive, Kingwood, Texas 77339, on May 24, 2021, at 1:30 p.m. Houston, Texas time.
Please carefully consider the information in the enclosed proxy statement regarding the proposals to be presented at the meeting. Our annual report on Form 10-K for the year ended December 31, 2020 is also enclosed.
It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please submit your proxy via the Internet or telephone or by completing and returning the enclosed proxy card or voting instruction card in the envelope provided. You may also attend and vote at the meeting by following the procedures that we have described in the proxy statement.
We are monitoring the developments related to the impact of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of virtual communications. If we decide to modify the structure of our meeting, we will announce the decision to do so in advance, and details on how to participate will be included in a press release available in the Annual Meetings section under the Investor Relations tab on our website at www.insperity.com/annualmeeting and filed with the Securities and Exchange Commission as additional proxy materials.
Thank you for your continued support and investment in our business. We look forward to seeing you at the meeting.
Sincerely,
Paul J. Sarvadi
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF INSPERITY, INC.
Date:    May 24, 2021

Time:    1:30 p.m. Houston, Texas time

Place:    The Auditorium in Centre I of our corporate headquarters at 19001 Crescent Springs Drive, Kingwood, Texas 77339

At the meeting, stockholders will consider and act upon the following matters:

1.To elect the three nominees named in the proxy statement to the Board of Directors;
2.To cast an advisory vote to approve executive compensation (“say-on-pay” vote); and
3.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.
Important Notice Regarding the Availability of Proxy Materials: A full set of all proxy materials for the Annual Meeting of Stockholders to be held on May 24, 2021 is enclosed with this Notice. Additionally, the Company’s proxy statement, most recent annual report on Form 10-K, and other proxy materials are available at www.insperity.com/annualmeeting.

Only stockholders of record at the close of business on April 5, 2021 are entitled to notice of, and to vote at, the meeting.
We are monitoring the developments related to the impact of the evolving COVID-19 situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of virtual communications. If we decide to modify the structure of our meeting, we will announce the decision to do so in advance, and details on how to participate will be included in a press release available in the Annual Meetings section under the Investor Relations tab on our website at www.insperity.com/annualmeeting and filed with the Securities and Exchange Commission as additional proxy materials.

It is important that your shares be represented at the Annual Meeting of Stockholders regardless of whether you plan to attend. Therefore, please submit your proxy via the Internet or telephone or by completing and returning the enclosed proxy card or voting instruction card. If you are present at the meeting, and wish to do so, you may revoke the proxy and vote in person.
By Order of the Board of Directors

Daniel D. Herink
Senior Vice President of Legal,
General Counsel and Secretary
April 20, 2021
Kingwood, Texas

INSPERITY, INC.
PROXY STATEMENT
Solicitation
The accompanying proxy is solicited by the Board of Directors, or Board, of Insperity, Inc., a Delaware corporation, for use at the 2021 Annual Meeting of Stockholders to be held on May 24, 2021, and at any reconvened meeting after an adjournment thereof. The 2021 Annual Meeting of Stockholders will be held at 1:30 p.m. (Houston, Texas time), in the Auditorium in Centre I of our corporate headquarters at 19001 Crescent Springs Drive, Kingwood, Texas 77339.
We are monitoring the developments related to the impact of the evolving COVID-19 situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of virtual communications. If we decide to modify the structure of our meeting, we will announce the decision to do so in advance, and details on how to participate will be included in a press release available in the Annual Meetings section under the Investor Relations tab on our website at www.insperity.com/annualmeeting and filed with the Securities and Exchange Commission as additional proxy materials.
Voting Information
If your name is registered on our stockholder records as the owner of the shares, then you are the “stockholder of record” and you may vote in one of four ways:
•by attending the meeting and voting at the meeting;
•by mail by signing, dating and returning your proxy in the envelope provided;
•via the Internet at the address listed on your proxy card; or
•by telephone using the toll-free number listed on your proxy card.
If your shares are held by a bank, broker or other custodian (commonly referred to as shares held “in street name”), the availability of telephone and Internet voting will depend on the processes of your custodian. Therefore, if your shares are held in street name, we recommend that you follow the voting instructions on the form that you receive from your custodian. If your shares are held in street name and you do not give your custodian direction on how to vote your shares, then your custodian will not have discretion to vote your shares on matters presented at the meeting, other than Proposal 3. If you hold your shares in street name through a custodian, you are invited to attend the 2021 Annual Meeting of Stockholders, but you must obtain a signed proxy from your custodian in order to vote at the meeting.
For stockholders of record, if you either return your signed proxy or submit your proxy using the Internet or telephone procedures available to you, your shares will be voted as you direct. If you properly execute and return the proxy without indicating a voting direction, then your shares will be voted FOR the election as directors of the nominees listed herein, and FOR Proposals 2 and 3. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the 2021 Annual Meeting of Stockholders. The Board is not currently aware of any such other matters.
If you are a stockholder of record, you may change or revoke your vote by timely: (1) submitting written notice of revocation to the Secretary of the Company at the address for our corporate headquarters, provided above; (2) submitting another proxy card that is properly signed and later dated; (3) submitting a proxy again on the Internet or by telephone; or (4) voting at the 2021 Annual Meeting of Stockholders. If you hold your shares in street name, you may change or revoke your vote by timely (1) submitting new instructions in the manner provided by your custodian or (2) contacting your custodian to obtain a proxy to vote at the meeting.
We pay the expense of preparing, printing and mailing proxy materials to our stockholders. In addition to solicitation by mail, our officers or employees (none of whom will receive additional compensation) may solicit the return of proxies by telephone, email or personal interview. We will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

Insperity	1	2021 Proxy Statement

The approximate date on which this proxy statement and the accompanying proxy card will first be sent to stockholders is April 20, 2021.
At the close of business on April 5, 2021, the record date for the determination of stockholders entitled to receive notice of, and to vote at, the 2021 Annual Meeting of Stockholders or any reconvened meeting after an adjournment thereof, 38,674,991 shares of our common stock, par value $0.01 per share, were outstanding. Each share of our common stock is entitled to one vote upon each of the matters to be voted on at the 2021 Annual Meeting of Stockholders. The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is required for a quorum. If a quorum is present at the meeting, under our Bylaws, action on a matter or to elect director nominees shall be approved if the votes cast in favor of the matter or nominee exceed the votes cast opposing the matter or such nominee, as applicable.
In determining the number of votes cast, shares abstaining from voting or not voted on a matter will not be treated as votes cast. Accordingly, although proxies containing broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and when the broker does not otherwise have discretionary power to vote on a particular matter) are considered “shares present” in determining whether there is a quorum present at the 2021 Annual Meeting of Stockholders, they are not treated as votes cast with respect to the election of directors, and thus will not affect the outcome of the voting on the election of directors or any of the other proposals on non-routine matters to be voted on at the 2021 Annual Meeting of Stockholders.
SECURITY OWNERSHIP
The following table sets forth the number and the percentage of shares of our common stock that were beneficially owned as of April 5, 2021 by: (1) each person known by us to beneficially own 5% or more of our common stock; (2) all current directors and persons nominated to become directors; (3) each of our executive officers identified in the Summary Compensation Table; and (4) all of our directors, director nominees and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
Timothy T. Clifford	13,028		*
Eli Jones	722		*
Carol R. Kaufman	32,146		*
John L. Lumelleau	4,199		*
Ellen H. Masterson	7,714	[2]	*
Randall Mehl	10,786		*
John M. Morphy	6,940		*
Latha Ramchand	4,199		*
Richard G. Rawson	456,216	[3]	1.18%
Paul J. Sarvadi	1,688,483	[4]	4.37%
A. Steve Arizpe	195,268	[5]	*
Daniel D. Herink	41,577		*
Jay E. Mincks	108,779		*
Douglas S. Sharp	32,829		*
BlackRock, Inc.	4,296,824	[6]	11.11%
FMR LLC	2,355,666	[7]	6.09%
Mawer Investment Management Ltd.	2,155,957	[8]	5.57%
The Vanguard Group	3,336,596	[9]	8.63%
Executive Officers and Directors as a Group (15 Persons)	2,667,497		6.90%
_________________________
*    Represents less than 1%.
1Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The address for each officer and director is in care of Insperity, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339.

Insperity	2	2021 Proxy Statement

As of April 5, 2021, none of these individuals held options exercisable for shares of our common stock. The number of shares of our common stock beneficially owned by each person includes unvested shares of restricted stock and unvested restricted stock units as of April 5, 2021. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

Name of Beneficial Owner	Unvested Restricted Stock and Restricted Stock Units
Timothy T. Clifford	—
Eli Jones	—
Carol R. Kaufman	—
John Lumelleau	—
Ellen H. Masterson	—
Randall Mehl	—
John M. Morphy	—
Latha Ramchand	—
Richard G. Rawson	—
A. Steve Arizpe	19,624
Daniel D. Herink	12,104
Jay E. Mincks	26,008
Paul J. Sarvadi	42,679
Douglas S. Sharp	15,344
2    Includes 100 shares owned by Conrad J. Masterson Jr. (spouse).
3    Includes 184,950 shares owned by the RDKB Rawson LP, 179,316 shares owned by the R&D Rawson LP, 91,250 owned by the DMR Spousal Lifetime Trust and 700 shares owned by Dawn M. Rawson (spouse). Mr. Rawson shares voting and investment power over all such shares with his wife, except for 700 shares owned by his wife.
4    Includes 999,612 shares owned by Our Ship Limited Partnership, Ltd. and 33,520 shares owned by Paul J. Sarvadi and Vicki D. Sarvadi (spouse). Mr. Sarvadi shares voting and investment power over all such shares with his spouse. Also includes shares pledged to banks as collateral for loans. The Board determined the amount of shares pledged by Mr. Sarvadi was insignificant under our pledging policy. See “Corporate Governance — Prohibition on Hedging and Pledging of Our Common Stock” for a further discussion.
5    Includes 109,808 shares owned by S.C.A Legacy, Ltd.
6    Based on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission (“SEC”) on January 27, 2021. BlackRock, Inc. reported sole voting power with respect to 4,204,784 shares and sole dispositive power with respect to 4,296,824 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
7    Based on a Schedule 13G/A filed with the SEC on February 8, 2021. FMR LLC reported sole voting power with respect to 674,002 shares and sole dispositive power with respect to 2,355,666 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
8    Based on a Schedule 13G/A filed with the SEC on February 5, 2021. Mawer Investment Management Ltd. reported sole voting power with respect to 2,155,957 shares and sole dispositive power with respect to 2,155,957 shares. The address of Mawer Investment Management Ltd. is 600, 517 - 10th Avenue SW, Calgary, Alberta, Canada T2R 0A8.
9    Based on a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group reported shared voting power with respect to 59,544 shares, sole dispositive power with respect to 3,248,397 shares and shared dispositive power with respect to 88,199 shares with Vanguard Fiduciary Trust Company. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Insperity	3	2021 Proxy Statement

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS
General
In accordance with our Certificate of Incorporation, the members of the Board are divided into three classes. Our Certificate of Incorporation also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III directors expire at the Annual Meeting of Stockholders in 2023, 2021 and 2022, respectively. The term of office of each of Carol. R. Kaufman, John L. Lumelleau and Paul J. Sarvadi, who comprise the current Class II directors, expires at the time of the 2021 Annual Meeting of Stockholders, or as soon thereafter as their successors (if any) are elected and qualified. All nominees have consented to be named in this proxy statement and to serve as a director if elected.
Our Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board but shall not be less than three nor more than 15 persons. The number of members constituting the Board is currently fixed at ten.
Voting; Approval Requirements
All proxies will be voted in favor of the nominees named below unless a stockholder has indicated otherwise. The affirmative vote of a majority of the votes cast by holders of our common stock present in person or by proxy at the 2021 Annual Meeting of Stockholders is required for election of the nominees. Abstentions and broker non-votes will be deemed votes not cast. Under our Bylaws and in accordance with Delaware law, a director’s term extends until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. Thus, an incumbent director who fails to receive the required vote for re-election at our Annual Meeting of Stockholders would continue serving as a director (sometimes referred to as a “holdover director”), generally until the next Annual Meeting of Stockholders. However, as a condition to being nominated to continue to serve as a director, each incumbent director nominee has submitted an irrevocable letter of resignation that is effective upon and only in the event that (1) he or she fails to receive the required vote; and (2) the Board accepts such resignation. In such an event, the Nominating and Corporate Governance Committee is required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board is required to decide whether to accept the resignation and to disclose its decision-making process within 90 days from the certification of the election results.
If, at or prior to the 2021 Annual Meeting of Stockholders, any nominee should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute designated by the Board. The Board has no reason to believe that any substitute nominee will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.
Nominees for Director
The following individuals have been nominated for re-election to the Board as Class II directors with terms expiring at the 2024 Annual Meeting of Stockholders:

Carol R. Kaufman
Ms. Kaufman, age 71, joined the Company as a director in November 2013. From July 2011 through April 2018, Ms. Kaufman served as the executive vice president, secretary, chief administrative officer and chief governance officer of The Cooper Companies, Inc. (NYSE: COO), a global medical device company, where she had previously served in a variety of capacities since October 1995, including as vice president of legal affairs beginning in March 1996 and senior vice president beginning in October 2004. From January 1989 through September 1995, she served as vice president, secretary and chief administrative officer of Cooper Development Company, a former affiliate of The Cooper Companies, Inc. Beginning in 1971, Ms. Kaufman held several financial positions, including deputy corporate controller, with Cooper Laboratories, Inc., the former parent of The Cooper Companies, Inc. Ms. Kaufman has served on the University Advisory

Insperity	4	2021 Proxy Statement

Council and the International Advisory Board for Boston University since March 2019 and the board of trustees for the University of St. Andrews American Foundation since September 2019. Ms. Kaufman served as a director of Chindex, Inc. (former Nasdaq-listed company) from November 2000 until September 2014, serving on its audit and compensation committees and as chair of its governance and nominating committee, and as a member of its special transaction committee until its sale in 2014 to TPG. Ms. Kaufman earned a Bachelor of Science degree in Mathematics in 1971 from Boston University.
Ms. Kaufman brings extensive financial, accounting and business experience, including in corporate governance, risk management, executive compensation and employee benefits to the Board. Her varied roles within The Cooper Companies, Inc. provide the Board with additional expertise on accounting and controls, and on evaluating and executing strategic initiatives.

John L. Lumelleau
Mr. Lumelleau, age 69, joined the Company as a director in December 2019. Mr. Lumelleau served as the president and chief executive officer of Lockton, Inc., the largest privately held independent insurance broker and a top 10 insurance broker globally, from 2002 until his retirement in 2017. Since his retirement, he has served as an independent advisor to Lockton and continues to serve on the board of directors of Lockton. In 2019, he also became chairman of the board of Orchid Underwriters Agency, LLC, a leading specialty underwriter of catastrophe exposed property insurance, and is a member of the management advisory board of TowerBrook Capital Partners. While he served as president and chief executive officer, Lockton’s revenues grew from $92 million to $1.4 billion and it expanded from 7 offices to 85 offices globally. Previously, he served as president of Lockton from 2000 to 2002 and as operations executive from 1997 to 1999. Prior to joining Lockton, Mr. Lumelleau held various roles at Alexander & Alexander, Inc. and its successor, AON Risk Services, from 1976 until 1997, including executive vice president of global retail sales. He currently serves on the board of trustees of Fordham University and the Board of Overseers of the St. John’s University School of Risk Management & Actuarial Sciences, and he previously served on the board of directors of The Council of Insurance Agents and Brokers. Mr. Lumelleau holds a Bachelor of Arts from Fordham University. Mr. Lumelleau brings substantial leadership, industry and business experience to the Board, including an extensive knowledge of the insurance industry.
Mr. Lumuelleau’s previous experience as the long-time CEO of the world’s largest privately held insurance brokerage firm provides the Board with substantial knowledge, insight and key perspectives related to risk management and the opportunities and challenges faced by growth-oriented organizations.

Paul J. Sarvadi
Mr. Sarvadi, age 64, chairman of the board and chief executive officer and co-founder of the Company and its subsidiaries, has been a director since the Company’s inception in 1986. He has also served as the Chairman of the Board and Chief Executive Officer of the Company since 1989 and as president of the Company from 1989 to August 2003. He attended Rice University and the University of Houston prior to starting and operating several small companies. Mr. Sarvadi has served as president of the National Association of Professional Employer Organizations (“NAPEO”) and was a member of its board of directors for five years. In 2001, Mr. Sarvadi was selected as the 2001 National Ernst & Young Entrepreneur of the Year ® for service industries. In 2004, he received the Conn Family Distinguished New Venture Leader Award from Mays Business School at Texas A&M University. In 2007, he was inducted into the Texas Business Hall of Fame.
Mr. Sarvadi brings substantial business and operational experience to the Board, including an extensive knowledge of sales, customer relationships, and issues affecting small to medium-sized businesses. Mr. Sarvadi’s role as

Insperity	5	2021 Proxy Statement

a co-founder of the Company and lengthy service as chief executive officer of the Company provide to the Board extensive knowledge and insight of our operations and issues affecting the Company as well as the broader PEO industry. Mr. Sarvadi’s previous experience starting and operating several small businesses, as well as his frequent interaction with the Company’s clients, provide valuable insight to the challenges facing small to medium-sized businesses, which is a principal focus of the Company.

The Board recommends that stockholders vote “For” all of the nominees listed above, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Directors Not Currently Subject to Election
The following directors are not subject to election at the 2021 Annual Meeting of Stockholders:
Class III Directors (Term Expires at 2022 Annual Meeting of Stockholders)

Randall Mehl
Mr. Mehl, age 53, joined the Company as a director in December 2017. Mr. Mehl has served on the boards of ICF (Nasdaq: ICFI), a global consulting and technology services provider since September 2017, and Kforce Inc. (Nasdaq: KFRC), a professional staffing firm since January 2017. Mr. Mehl is the president of Stewardship Capital Advisors, LLC, which manages an equity fund focused on making investments in business and technology services. Previously, he served as a managing director and a partner with Baird Capital, a middle market private equity group, and led a team focused on the business and technology services sector from 2005 until the end of 2016. From 1996 to 2005, Mr. Mehl was a senior equity research analyst with Robert W. Baird & Company, covering various areas within the broader business and technology services sector, including professional employer organizations. Mr. Mehl serves and has previously served on several private company boards and on the investment committee for several funds, and has expertise analyzing, acquiring and selling businesses.
Mr. Mehl brings extensive experience in the technology and business process outsourcing sectors, including professional employer organizations (“PEOs”), which are directly relevant to our company’s objectives. His background as an investor, adviser and board member focused on these industries provides an important investor perspective to our Board and provides key insight to the Board as it analyzes our long-term objectives.

John M. Morphy
Mr. Morphy, age 73, joined the Company as a director in May 2016. Mr. Morphy previously served as senior vice president, chief financial officer, secretary and treasurer of Paychex, Inc. (Nasdaq: PAYX), a leading provider of payroll, human resource, and benefits outsourcing solutions for small to medium-sized businesses, from October 1996 until June 2011, at which time he was appointed vice president of finance at Paychex until he retired in January 2012. As chief financial officer of Paychex, Mr. Morphy reported directly to the chief executive officer and was responsible for all finance, legal, shareholder relations, purchasing, real estate and travel functions. Prior to joining Paychex in 1995, he served as the chief financial officer of Goulds Pumps, Inc., a then publicly traded global manufacturer of pumps for industrial, commercial and water supply markets, from 1985 to 1993, and as group vice president over industrial products at Goulds through 1995. From 1976 to 1985, Mr. Morphy was vice president and controller for Computer Consoles, Inc., and before that he was an accountant at Arthur Andersen & Company, an accounting firm. Mr. Morphy also previously served as a director of Inforte Corp., a then publicly traded customer and demand management consultancy, from April 2003 to August 2004. He earned his Bachelor of Science in Accounting from LeMoyne College and his Certified Public Accountant

Insperity	6	2021 Proxy Statement

certificate in 1973. Mr. Morphy was originally appointed to the Board pursuant to a prior agreement with a former significant stockholder.
Mr. Morphy brings extensive financial, accounting and industry experience to the Board. His more than 20 years of financial leadership experience for various public corporations and experience in many facets of finance within varied environments, including rapid growth companies, global Fortune 500 industrial companies and major accounting firms, provide substantial knowledge and insight that are valuable to the Board.

Richard G. Rawson
Mr. Rawson, age 72, has been a director of the Company since 1989. In May 2018, Mr. Rawson retired from his position as president of the Company, a position that he had held since August 2003. Before being elected president, he served as executive vice president of administration, chief financial officer and treasurer of the Company from February 1997 until August 2003. Prior to that, he served as senior vice president, chief financial officer and treasurer of the Company since 1989. Prior to joining the Company in 1989, Mr. Rawson served as a senior financial officer and controller for several companies in the manufacturing and seismic data processing industries. He is the past president of NAPEO. Mr. Rawson currently serves on the Executive Advisory Committee of the Bauer College Board of the C.T. Bauer College of Business at the University of Houston and the National Board of Directors for Genesys Works. Additionally, he is co-founder and chairman of Infinity Learning Solutions and co-founder and partner of Trinity Legacy Partners, a registered investment advisory firm. Mr. Rawson has a Bachelor of Business Administration degree in Finance from the University of Houston and received a Doctor of Humane Letters (honorary) from the University of Houston in December 2020.
Mr. Rawson brings financial and operational experience to the Board. His lengthy service as president of the Company, as well as his prior service as chief financial officer and treasurer of the Company, provide in-depth knowledge and insight of Company operations and financial matters to the Board.

Eli Jones
Dr. Eli Jones, age 59, rejoined the Company as a Class III director in December 2020. Since July 2015, Dr. Jones has served as the Dean of the Mays Business School at Texas A&M University. He has also served on the board of trustees of the Invesco family of funds since 2016, and as an audit committee member since 2020. Dr. Jones was also a director of Insperity from 2004 through June 2016. Prior to his current position at the Mays Business School, from 2012, he was the Dean of the Sam M. Walton College of Business at the University of Arkansas and holder of the Sam M. Walton Leadership Chair in Business. Prior to joining the faculty at the University of Arkansas, he was Dean of the E.J. Ourso College of Business and Ourso Distinguished Professor of Business at Louisiana State University (LSU) from 2008 to 2012; Professor of Marketing and Associate Dean at the C.T. Bauer College of Business at the University of Houston from 2007 to 2008; an Associate Professor of Marketing from 2002 to 2007; and an assistant professor from 1997 until 2002. He taught at Texas A&M University for several years before joining the faculty of the University of Houston. Dr. Jones served as the executive director of the Program for Excellence in Selling and the founding director of the Sales Excellence Institute at the University of Houston from 1997 to 2007. Before becoming a professor, he worked in sales and sales management for three Fortune 100 companies: Quaker Oats, Nabisco and Frito-Lay. He received his Bachelor of Science degree in Journalism in 1982, his MBA in 1986, and his Ph.D. in 1997, all from Texas A&M University.
Dr. Jones brings to the Board significant experience and cutting-edge knowledge and expertise. He is considered a “sales scientist” in that he conducts and publishes cutting-edge research in sales, sales management, marketing strategy, leadership and customer relationship management based on data from organizations world-wide, which are areas critical to the Company. Dr. Jones is able to draw upon his research to provide the Board knowledge with respect to

Insperity	7	2021 Proxy Statement

the Insperity sales force. Dr. Jones’ prior service as Dean of the E.J. Ourso College of Business and Ourso Distinguished Professor of Business at LSU and as Dean of the Sam M. Walton College of Business at the University of Arkansas and holder of the Sam M. Walton Leadership Chair in Business, as well as his current role as Dean of the Mays Business School at Texas A&M University, demonstrate his leadership and broad-based business acumen.
Class I Directors (Term Expires at 2023 Annual Meeting of Stockholders)

Timothy T. Clifford
Mr. Clifford, age 65, joined the Board as a director in October 2016 and he currently serves as the Company’s lead independent director. Mr. Clifford has served as an operating partner and consultant since September 2019 to Welsh, Carson, Anderson and Stowe, a private equity firm focused on investments in the technology and healthcare industries. From June 2015 through March 2019, Mr. Clifford served as president and chief executive officer of Frontline Education, a private-equity-backed cloud software company that manages human resources functions at over 80,000 public and private schools in North America. He is also a co-founder of the Frontline Research and Learning Institute, as well as The Line, a publication sharing new ideas and insight while encouraging civil discourse on the most challenging problems facing K-12 educators and administrators. Prior to joining Frontline Education, from 2010 through 2013, Mr. Clifford was a corporate officer and co-president of Automatic Data Processing (NYSE: ADP) National Accounts, a $2.5 billion human capital management software and services business serving the largest U.S. companies, and was the co-founder and chief executive officer of Workscape, Inc., a pioneering cloud software provider to the human capital management industry, from 1999 until its acquisition by ADP in 2010. Prior to founding Workscape, he held executive or senior leadership positions at HealthPlan Services, Consolidated Group and Prudential Insurance Company. From 2013 to 2015, he also served as a director and audit committee member of Carbonite Inc. (Nasdaq: CARB). Mr. Clifford holds a Bachelor of Liberal Arts degree from Northeastern University in Boston.
Mr. Clifford brings extensive technology, entrepreneurial and leadership experience to the Board. His substantial experience with providing HR-related services to businesses, along with his entrepreneurial background and knowledge of cloud-based software solutions for the HR services industry, provide key perspectives to the Board on matters that directly impact our business and the businesses of our customers.

Ellen H. Masterson
Ms. Masterson, age 70, joined the Company as a director in September 2017. Since 2014, Ms. Masterson has served as an independent director of Westwood Holdings Group (NYSE: WHG), an investment management firm with over $10 billion in assets under management, and Westwood Trust, a Texas state-chartered trust company. Ms. Masterson is the chair of the audit committee of both WHG and Westwood Trust and serves as a member of the WHG governance and compensation committees. She joined the Board of Governors of The Doctors Company, a leading physician-owned medical malpractice insurer, in 2018 where she serves on the audit and finance committees. Ms. Masterson retired as a partner with PricewaterhouseCoopers LLP ("PwC") in 2008, having served in this capacity since 1999 and from 1985 to 1997. At PwC, Ms. Masterson specialized in audits of companies involved in several sectors of the financial services industry and public companies with a focus on mergers and acquisitions. She held senior positions within the leadership of PwC from 2001 to 2008, including international responsibilities across the global network of PwC firms. From 1997 to 1999, Ms. Masterson served as senior vice president and chief financial officer of American General Corporation, prior to its acquisition by American International Group, Inc. Since 1982, she has served on numerous boards of non-profit and charitable organizations.

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Ms. Masterson brings extensive knowledge of financial reporting and accounting issues faced by companies in the business services industry, as well as experience with strategic planning and corporate governance. With her experience as a partner in an international accounting firm, as a chief financial officer for a public company, and as an audit committee member of a public company board, Ms. Masterson strengthens the Board’s financial reporting and accounting acumen, and provides significant expertise from which she can draw to advise and consult with the Board and management on financial and audit-related matters.

Latha Ramchand
Dr. Ramchand, age 60, joined the Company as a director in December 2019. Dr. Ramchand has served as Executive Vice Chancellor and Provost at the University of Missouri since her appointment in August 2018. Previously, Dr. Ramchand served as dean of the C.T. Bauer College of Business of the University of Houston from 2011 to 2018. Prior to her deanship, she served as associate dean from 2006. During her tenure as dean, Bauer College grew enrollment to over 6,400 students, oversaw the creation of a social entrepreneurship program, expanded programs in entrepreneurship and technology commercialization, and created a venture fund and a start-up accelerator. In her current role as Executive Vice Chancellor and Provost at the University of Missouri, she has led the development of a new responsibility-centered budget model, and the implementation of a new strategic plan for the University of Missouri. Dr. Ramchand is also a certified financial analyst and has served on the advisory board of the CFP Board of Standards since 2018. She received her Ph.D., Finance, from the Kellogg Graduate School of Management of Northwestern University in 1993, her M.A., Economics, from the University of Bombay in 1983 and a B.A., Economics, also from the University of Bombay in 1981.
Dr. Ramchand brings substantial leadership and financial experience to the Board, including extensive experience in managing large and complex organizations. In addition, Dr. Ramchand’s experience with entrepreneurship and generational changes bolsters our Board’s insight into an important part of our client base.
Summary of Committee Memberships
The following table summarizes the committees of which each director is currently a member:

Current
Compensation Committee	Clifford (Chair) Jones Kaufman Mehl
Finance, Risk Management and Audit Committee	Masterson (Chair) Lumelleau Morphy Ramchand
Nominating and Corporate Governance Committee	Kaufman (Chair) Clifford
CORPORATE GOVERNANCE
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines, which include guidelines for, among other things, director responsibilities, qualifications and independence. The Board regularly monitors developments in corporate governance practices and regulatory changes and periodically assesses the adequacy of and modifies our Corporate Governance Guidelines and committee charters as warranted in light of such developments. You can access our Corporate Governance Guidelines in their entirety on our website at www.insperity.com in the Corporate Governance section under the Investor Relations tab. The information on our website is not, and shall not be deemed to be, a part of this proxy statement.

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On an annual basis, each director and named executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Directors are also required to promptly advise us of any changes to the information previously provided.
Director Independence
Under the rules of the NYSE, a majority of our directors must be independent. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In evaluating each director’s independence, the Board considered all relevant facts and circumstances, and relationships and transactions between each director, her or his family members or any business, charity or other entity in which the director has an interest or a significant relationship on the one hand, and the Company, its affiliates, or our senior management on the other. As a result of this review, at its meeting held in February 2021, the Board affirmatively determined that all of the Company’s directors are independent, with the exception of Mr. Sarvadi, who is a member of our senior management, and Mr. Rawson, who was a member of our senior management until his retirement in May 2018.
The Board has considered what types of disclosure should be made relating to the process of determining director independence. To assist the Board in making disclosures regarding its determinations of independence, the Board has adopted categorical standards as contemplated under the listing standards of the NYSE then in effect. Under the rules then in effect, relationships that were within the categorical standards were not required to be disclosed and their impact on independence was not required to be separately discussed, although the categorical standards, by themselves, did not determine the independence of a particular director. The Board considers all relevant facts and circumstances in determining whether a director is independent. A relationship satisfies the categorical standards adopted by the Board if it:
•is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•consists of charitable contributions made by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; and
•is not required to be, and it is not otherwise, disclosed in this proxy statement.
In the course of the Board’s determination regarding the independence of directors other than Messrs. Sarvadi and Rawson, it considered all transactions, relationships and arrangements in which such directors and the Company were participants or deemed to have an interest.
Selection of Nominees for the Board of Directors
Identification and Evaluation of Candidates for Nomination to the Board of Directors
The Nominating and Corporate Governance Committee may solicit ideas for potential candidates for membership on the Board from a number of sources, including members of the Board, our executive officers, individuals personally known to the members of the Board, research, and search firms. The Nominating and Corporate Governance Committee has authority to select and compensate a third-party executive search firm to help identify candidates, as it deems advisable. In addition, the Nominating and Corporate Governance Committee will consider candidates for the Board submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at 19001 Crescent Springs Drive, Kingwood, Texas 77339. Although the Nominating and Corporate Governance Committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Corporate Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the stockholder makes available to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate all candidates identified through the processes described above on the same basis.
In assessing a director candidate, the Nominating and Corporate Governance Committee considers the appropriate balance of experiences, skills and other qualifications required for service on the Board. See “—Director Qualifications” below for detailed information concerning directors’ qualifications. Additionally, the Nominating and Corporate Governance Committee also considers the extent to which a director candidate contributes to the diversity of

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the Board, with diversity being construed broadly to encompass a director candidate’s perspectives, opinions, experiences, background and other personal factors, including gender, race, ethnicity, and age. Generally, based on this initial evaluation, the chairperson of the Nominating and Corporate Governance Committee will determine whether to interview the candidate and, if warranted, will recommend that one or more members of the Nominating and Corporate Governance Committee, other members of the Board, and senior management, as appropriate, interview the candidate. After completing this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation to the entire Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.
In addition, our Bylaws permit our stockholders to nominate individuals for election as directors at our annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Corporate Governance Committee. To nominate an individual for election as a director using this process, a stockholder must follow the procedures described under “Additional Information — Stockholder Director Nominations and Proposals for 2022 Annual Meeting of Stockholders.”
Director Qualifications
The following are core criteria that are expected of each director or nominee:
•the ability to represent the interests of all of our stakeholders and not just one particular constituency;
•independence of thought and judgment;
•high integrity and ethical standards;
•the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration any service on other public company boards; and
•skills and expertise that are complementary to the existing Board members’ skills.
In addition to these core criteria, the Nominating and Corporate Governance Committee regularly assesses the areas of expertise that will promote an effective and high-functioning board and also considers other qualities that it may deem to be desirable, such as demonstrated business judgment, collaborative abilities, training and education, and relationships. Although a given director or director nominee need not individually possess the experience, skill or other requisite qualification in all areas, the Nominating and Corporate Governance Committee believes that the Board, as a collective group, should have experience in such areas of expertise. The Nominating and Corporate Governance Committee regularly conducts assessments of the areas of expertise possessed by the current members of the Board and the collective Board, which is considered when developing the desired profile in candidate searches.
The following are the qualifications, skills, and expertise that the Nominating and Corporate Governance Committee considers critical to the Board’s ability to provide effective oversight of the Company and are directly relevant to our business, strategy and operations. The chart that follows illustrates how these qualifications and skills are distributed among our directors and nominees as a collective group. .
•Senior Leadership experience as a CEO or as another senior officer demonstrates leadership ability, as well as a practical understanding of complex organizations, processes, corporate culture and the methods to drive change and growth.
•Industry experience in human capital management, human resources, insurance services, small businesses or entrepreneurial ventures provides a valuable perspective on the Company’s business strategy, operations, key performance metrics, risks, target markets, competition and other issues specific to the Company’s business.
•Strategic Planning experience with significant corporate initiatives is valuable in assessing specific plans to capitalize on identified growth opportunities and evaluating the Company’s capital structure and capital allocation.
•Sales & Marketing experience is critical to assisting the Board with oversight of matters relating to a large sales organization, brand development, marketing to businesses and digital marketing.

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•Audit & Financial Planning experience is key to providing oversight to the Company’s internal controls and financial reporting and to critically evaluating metrics that measure our performance.
•Risk Oversight experience contributes to identification, assessment and prioritization of significant risks facing the Company and facilitates the Board’s role in providing oversight of the Company’s policies and procedures that are designed to manage those risks.
•Corporate Governance experience is important to the Board’s understanding of best practices in corporate governance matters and enhancing board effectiveness, and supports the Board’s goals of accountability, transparency and protection of stockholder interests.
•Information, Analytics & Technology experience assists the Board with understanding and oversight of cloud-based, mission-critical solutions, as well as cybersecurity and data privacy matters.
•Service Operations experience is valuable in understanding the issues related to a large service organization that offers business process outsourcing solutions to its clients.

Balance of Director Skills
Qualifications
Senior Leadership
Industry
Strategic Planning
Sales & Marketing
Audit & Financial Planning
Risk Oversight
Corporate Governance
Information, Analytics & Technology
Service Operations
9
8
10
7
5
5
8
4
10
0
1
2
3
4
5
6
7
8
9
10
Number of Directors

We provide additional information about the qualifications, skills, and expertise of each director in the biographies for the individual directors under “—Nominees for Director” and “—Directors Not Currently Subject to Election” above.

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Board of Directors’ Leadership
We do not have a policy with respect to whether the positions of Chairman of the Board and chief executive officer (“CEO”) should be held by the same person or two separate individuals, and believe that it is in the best interest of the Company to consider that question from time to time in the context of succession planning. At this time, the Board believes that it is in the best interest of the Company, and is an appropriate leadership structure, to have the CEO also serve as Chairman of the Board. Combining the CEO and Chairman of the Board roles provides an efficient and effective leadership model that promotes unambiguous accountability and alignment on corporate strategy. Mr. Sarvadi co-founded the Company in 1986 and has served as Chairman of the Board and CEO since 1989. The Board believes that Mr. Sarvadi’s intimate knowledge of the daily operations of, and familiarity with, the Company and industry put him in the best position to provide leadership to the Board on setting the agenda, emerging issues facing the Company and the PEO industry, and strategic opportunities. Additionally, Mr. Sarvadi’s substantial financial stake in the Company creates a strong alignment of interests with other stockholders. Mr. Sarvadi’s combined roles also ensure that a unified message is conveyed to stockholders, employees and clients.
The position of lead independent director is established by our Corporate Governance Guidelines. Mr. Clifford is currently the lead independent director. The Board reevaluates the lead independent director position annually. The lead independent director has the following responsibilities in addition to the regular duties of a director:
•prepare and set the agenda for and chair executive sessions of the outside directors;
•call or convene executive sessions of the outside directors;
•authority to set the agenda for meetings of the Board;
•preside at all meetings of the Board where the Chairman of the Board is not present or has a potential conflict of interest;
•serve as liaison and facilitate communications between the independent directors and the Chairman of the Board and CEO;
•consult with the Chairman of the Board and CEO on matters relating to corporate governance and performance of the Board; and
•collaborate with the Finance, Risk Management and Audit Committee and with the rest of the Nominating and Corporate Governance Committee on possible director conflicts of interest or breaches of the Corporate Governance Guidelines.
Board of Directors’ Role in Risk Oversight
The Board is responsible for overseeing the Company’s overall risk profile and assisting management in addressing specific risks. Our Enterprise Risk Management Steering Committee (the “ERM Steering Committee”) is responsible for formally identifying and evaluating risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. The ERM Steering Committee employs a disciplined approach to identifying, documenting, evaluating, communicating, and monitoring enterprise risk management within the Company. The ERM Steering Committee is chaired by the Company’s chief financial officer and includes the Company’s general counsel, internal audit director and other members of management. The ERM Steering Committee reports to the Board and the CEO. The ERM Steering Committee is charged with periodically reviewing our overall risk profile, as well as any significant identified risks, with both the Finance, Risk Management and Audit Committee and the entire Board.
During 2020, the ERM Steering Committee completed a comprehensive review and update of the Company’s risks, including strategic, operational, financial, legal, regulatory and reputational risks. The ERM Steering Committee further reviewed and updated the mitigating factors associated with such risks, and prioritized the identified risks based upon the subjectively determined likelihood of the occurrence and the estimated resulting impact on the Company if the risk occurred.
The Board executes its risk oversight function both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management. Throughout the year, the Board and each such committee spend a portion of their time reviewing and discussing specific risk factors, and risk assessments are part of all major decision making. The Board is kept informed of each committee’s risk oversight and related activities

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through regular reports from such committees. The Finance, Risk Management and Audit Committee is assigned primary responsibility for oversight of risk assessment with financial implications, including those that threaten the long-term sustainability of our business. In its periodic meetings with management, internal auditors and independent auditors, the Finance, Risk Management and Audit Committee reviews and monitors many factors relating to enterprise risk, including:
•the financial affairs of the Company;
•the integrity of the Company’s financial statements and internal controls;
•the Company’s compliance with legal and regulatory requirements;
•the independent auditor’s qualifications, independence and performance;
•the performance of the personnel responsible for the Company’s internal audit function and independent auditors; and
•the Company’s policies and procedures with respect to risk management.
The Compensation Committee has primary responsibility to consider material risk factors relating to the Company’s compensation policies and practices. The Nominating and Corporate Governance Committee monitors governance and succession risks. As part of its review and approval of our capital budget, major acquisitions, material contracts, compensation and other similar matters, the Board retains ultimate authority over assessing the risks and their impacts on our business.
Prohibition on Hedging and Pledging of Our Common Stock
We have established strict standards regarding the speculative trading of our common stock. We prohibit employees and directors from engaging in hedging transactions involving our common stock. The Board also adopted a formal policy prohibiting employees and directors from engaging in the significant pledging of shares of our common stock. Any requests to pledge shares or to increase existing amounts of pledged shares are reviewed by the Board, which considers the facts and circumstances and other information the Board deems relevant.
As of April 5, 2021, Mr. Sarvadi had 140,000 shares of our common stock pledged, which represented approximately 8.3% of the shares of our common stock Mr. Sarvadi beneficially owned. After a thorough review, the Board approved Mr. Sarvadi’s pledge of shares based on their determination that the number of shares pledged by him were not significant. In making this determination, the Board considered that the pledged shares did not represent a material portion of the total shares beneficially owned by him, were less than 1% of our total shares outstanding and market capitalization, and also represented an amount that could reasonably be expected to be sold in an orderly manner in a short period of time given the Company’s historic average daily trading volume. The Board also considered Mr. Sarvadi’s significant number of founder’s shares that were not earned as compensation from the Company, his compliance with our stock ownership guidelines (disregarding the pledged shares), and the purpose of his pledge being unrelated to an attempt to shift or hedge economic risk in owning Company shares.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics (the “Code”) governing the conduct of our directors, officers and employees. The Code, which meets the requirements of Rule 303A.10 of the NYSE Listed Company Manual and Item 406 of Regulation S-K, is intended to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our public filings; compliance with laws; and the prompt internal reporting of violations of the Code. Our new employees are required to certify that they have reviewed and understand the Code. In addition, our annual compliance training for all employees reminds them of their obligations under the Code and provides practical examples to foster a deeper understanding of its principles. You can access the Code on our website at www.insperity.com under the Corporate Governance heading in the Investor Relations section. The Finance, Risk Management and Audit Committee has responsibility for oversight of compliance with Code. Changes in and waivers to the Code for our directors, executive officers and certain senior financial officers will be posted on our Internet website within four business days of being approved and will be maintained for at least 12 months. If you wish to raise a question or concern or report a violation, including anonymously, to the Finance, Risk Management and Audit Committee, you should visit www.ethicspoint.com or call the Ethicspoint toll-free hotline at 1-866-384-4277.

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Stockholder Communications
Stockholders and other interested parties may communicate directly with the entire Board or the non-management directors as a group by sending an email to directors@insperity.com. Alternatively, you may mail your correspondence to the Board or non-management directors in care of the Corporate Secretary, 19001 Crescent Springs Drive, Kingwood, Texas 77339. In the subject line of the email or on the envelope, please specify whether the communication is addressed to the entire Board or to the non-management directors.
Unless any director directs otherwise, communications received (via U.S. mail or email) will be reviewed by our Corporate Secretary who will exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e., business inquiries, complaints, or suggestions), and personal grievances.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors
Directors are expected to attend all or substantially all Board meetings and meetings of the Committees of the Board on which they serve. Directors are also expected to spend the necessary time to discharge their responsibilities appropriately (including advance review of meeting materials) and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board. The Board met nine times in 2020. During 2020, all of the members of the Board participated in at least 75% of the meetings of the Board and Committees of which they were members during the period of such director’s service. The Board encourages its members to attend the Annual Meeting of Stockholders. Last year, nine of our directors attended the Annual Meeting of Stockholders.
Executive Sessions of the Board of Directors and the Lead Independent or Presiding Director
Our outside directors hold executive sessions at which our management is not in attendance at regularly scheduled Board meetings, and our independent directors hold executive sessions at which only the independent directors are in attendance at least once per year. The lead independent director establishes the agenda and serves as presiding director at the executive sessions. In the absence of a lead independent director, the chairperson of the Nominating and Corporate Governance Committee (if different from the lead independent director) or an independent director designated by the outside directors will preside at meetings of non-management directors. Currently, Mr. Clifford serves as the lead independent director and Ms. Kaufman serves as the chairperson of the Nominating and Corporate Governance Committee.
Committees of the Board of Directors
The Board has appointed three standing committees: the Finance, Risk Management and Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The charters for each of the three standing Committees, which have been adopted by the Board, contain a detailed description of the respective standing committee’s duties and responsibilities and are available on our website at www.insperity.com under the Corporate Governance heading in the Investor Relations section. The Board has reviewed the applicable legal and NYSE standards for independence for members of each of the Finance, Risk Management and Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee, as well as our independence standards for such Committees, and has determined that the members of each of those Committees of the Board is “independent” under such requirements.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee met four times in 2020. The members of the Nominating and Corporate Governance Committee currently are Ms. Kaufman, who serves as chairperson and Mr. Clifford. The Nominating and Corporate Governance Committee: (1) identifies individuals qualified to become Board members, consistent with the criteria for selection approved by the Board; (2) recommends to the Board a slate of director nominees to be elected by the stockholders at the next Annual Meeting of Stockholders and, when appropriate, director appointees to take office between Annual Meetings of Stockholders; (3) develops and recommends to the Board a set of corporate governance guidelines for the Company; and (4) oversees the evaluation of the Board.

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Finance, Risk Management and Audit Committee
The Finance, Risk Management and Audit Committee met eight times in 2020. The members of the Finance, Risk Management and Audit Committee currently are Ms. Masterson, who serves as chairperson, Mr. Lumelleau, Mr. Morphy and Dr. Ramchand. The Board has determined that each member of the Finance, Risk Management and Audit Committee is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Finance, Risk Management and Audit Committee assists the Board in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of financial statements of the Company by reviewing and monitoring: (1) the financial affairs of the Company; (2) the integrity of the Company’s financial statements and internal controls; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications, independence and performance; (5) the performance of the personnel responsible for our internal audit function and the independent auditors; and (6) our policies and procedures with respect to risk management, as well as other matters that may come before it as directed by the Board.
Compensation Committee
The Compensation Committee met nine times in 2020. The members of the Compensation Committee currently are Mr. Clifford, who serves as chairperson, Dr. Jones, Ms. Kaufman and Mr. Mehl. The Compensation Committee: (1) oversees and administers the Company’s compensation policies, plans and practices; (2) reviews and discusses with management the Compensation Discussion and Analysis required by the rules of the SEC; and (3) prepares the annual report required by the rules of the SEC on executive compensation for inclusion in the Company’s annual report on Form 10-K or proxy statement for the Annual Meeting of Stockholders. To carry out these purposes, the Compensation Committee: (1) evaluates the performance of, and determines the compensation for, the CEO and, taking into consideration recommendations made by the CEO, our other executive officers; (2) administers our compensation programs; and (3) performs such other duties as may from time to time be directed by the Board.
Pursuant to the terms of the Insperity, Inc. 2001 Incentive Plan, as amended (the “2001 Incentive Plan”), and the Insperity, Inc. 2012 Incentive Plan, as amended (the “2012 Incentive Plan” and, together with the 2001 Incentive Plan, the “Incentive Plans”), the Board or the Compensation Committee may delegate authority under the Incentive Plans to the Chairman of the Board or a committee of one or more Board members, respectively, pursuant to such conditions and limitations as each may establish, except that neither may delegate to any person the authority to make awards, or take other action, under the Incentive Plans with respect to participants who may be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, objectives, and strategies and the underlying elements of our compensation programs for our named executive officers (“NEOs”) in 2020. This CD&A also summarizes decisions that the Compensation Committee of our Board (“Compensation Committee”) made regarding these programs and the factors considered in making those decisions. The following individuals comprised our NEOs for 2020:

Name	Title
Paul J. Sarvadi	Chief Executive Officer and Chairman of the Board
Douglas S. Sharp	Chief Financial Officer, Senior Vice President of Finance and Treasurer
A. Steve Arizpe	President and Chief Operating Officer
Jay E. Mincks[1]	Executive Vice President of Sales and Marketing
Daniel D. Herink	Senior Vice President of Legal, General Counsel and Secretary
_________________________
1As previously announced, Mr. Mincks voluntarily resigned his officer position effective March 31, 2021, and will continue as a special advisor to the CEO until Mr. Mincks’s retirement on September 1, 2021. Please see our Form 8-K filed on February 26, 2021 for additional information.

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Key Decisions and Events Influencing Executive Compensation in 2020
Due largely to the impact of the COVID-19 pandemic, 2020 was challenging for Insperity and the clients we serve. The year began with a renewed focus on achieving both double-digit worksite employee and earnings growth. Although the Company achieved double-digit growth in average number of paid worksite employees (“WSEEs”) in 2019, growth was lower than originally budgeted and was decelerating as the Company headed into 2020. Additionally, after achieving double-digit growth in profitability (as measured by adjusted EBITDA) each year from 2015-2018, the growth in our profitability slowed to 4.3% in 2019.
As part of the Company’s efforts to return to double-digit earnings growth, the Compensation Committee worked extensively with outside advisors to restructure the Insperity Annual Incentive Program (“Short-Term Incentive Program”) in order to further align incentives with stockholder interests and focus the NEOs efforts on improving these growth rates. The revised structure, which was finalized in February 2020 consistent with past practices:
•Incented and rewarded the executives for increasing growth rates by tying one-hundred percent of the Short-Term Incentive Program payout opportunity to growth in WSEEs and profitability,
•Set aggressive targets for the payouts, and
•Changed the corporate component from a purely cash award to a combination of cash and performance-based stock awards.
Shortly after the adoption of the restructured Short-Term Incentive Program, the onset of COVID-19 began to have a material impact on the businesses of many of our clients. Small and medium sized businesses, the core of the Company’s client base, were significantly impacted as many states and municipalities in the United States issued orders mandating the temporary closure or capacity restrictions of businesses in response to the COVID-19 pandemic. The disruption with our client base was severe and impactful with some clients terminating, furloughing or temporarily laying-off employees, and in some cases going out of business permanently. The impact of COVID-19 on our clients also adversely impacted our business. During the April through May time period alone, the Company suffered a greater than 6% sequential reduction in the overall number of WSEEs paid and, as a result, we released revised full year 2020 guidance in May that projected up to a 6% year-over-year decline in the average number of WSEEs paid and a decrease of up to 14% in year-over-year adjusted EBITDA.
Due to the unexpected pandemic and its impact on the economy, the Compensation Committee concluded that the growth targets set in February 2020 had become unachievable and believed it was critical to establish a new program that aligned with the evolving priorities of the Company and helped position the Company for a recovery. In response to the market environment after the onset of COVID-19, the Compensation Committee evaluated the Short-Term Incentive Program with input from outside advisers and adopted a new annual incentive plan that aligned the workforce with achieving results in line with our revised guidance and executing on other key COVID-related strategic objectives. The revised Short-Term Incentive Program supported the Company’s strong execution and by year end:
•The average number of WSEEs paid returned to the March 2020 level,
•We obtained record profitability, and
•Our stock price rebounded to pre-pandemic levels.

Insperity	17	2021 Proxy Statement

Incentive Plans Supported Strong Execution in Challenging Environment
COVID-19 Response Highlights
With the onset of the COVID-19 pandemic, significant Company resources were focused on providing timely and effective support of our clients and employees. This focus was not only important to the financial viability of our clients, it was critical to our Company’s financial success. Within the first week following passage of the Families First Coronavirus Response Act (“FFCRA”) in March 2020, the Company established a cross-functional team of Company leaders to support our sales and service teams in rapidly meeting our clients’ needs and requests.
As the nationwide effects of the COVID-19 pandemic waged on, the impact of management’s swift response to additional COVID-19 relief legislation and regulatory guidance was critical to our clients’ human resource and financial needs, and ultimately the highly-valued services we delivered to our clients during this challenging time. Our clients and WSEEs directly benefited from the Company’s efforts by obtaining FFCRA sick and family leave credits, employee retention and client FICA deferral credits, and Paycheck Protection Program (“PPP”) loans and PPP loan forgiveness reports. Our clients also received support from the Company’s dedicated teams and educational and training efforts in connection with all areas of their employment practices. We believe that our efforts to support our clients were directly tied to our clients’ sustainability and the recovery in our average WSEEs paid to pre-pandemic levels. These management led efforts culminated in record profitability for the Company and significantly improved growth numbers from the beginning of the COVID-19 pandemic. Please see “— 2020 Performance Results — COVID-19 Response Performance” later in this CD&A for highlights of the support we provided to our clients and employees.
Financial Highlights
The strong execution of our leadership team and employees following the onset of COVID-19 allowed us to recover our number of WSEEs paid to pre-pandemic levels and achieve record profitability in 2020 with our adjusted EBITDA of $288.6 million, representing a 15.4% increase compared to 2019. We believe that this performance contributed to the increase in our stock price of over 250% from our March 2020 low of $23 and allowed us to pay record annual dividends of $1.60 per share and repurchase 1.4 million shares of our stock.

Insperity	18	2021 Proxy Statement

______________________________
Note:    Adjusted EBITDA is a non-GAAP financial measure used by management to analyze the Company’s performance. Adjusted EBITDA represents EBITDA (earnings before interest, taxes, depreciation and amortization) plus stockholder advisory expenses, tax reform bonuses, and stock-based compensation. Please read Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” in our annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 11, 2021 for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

Insperity	19	2021 Proxy Statement

______________________________
*Excludes a special dividend of $1.00 per share paid in the fourth quarter of 2017.
Our Pay-for-Performance Compensation Philosophy
Our overall compensation philosophy is focused on pay-for-performance. We have set a number of compensation objectives and endeavor to accomplish the philosophy as follows:

Compensation Objective	How we accomplish our objectives
Attract, retain and motivate high performing individuals to achieve our annual and long-term business and strategic goals	•
Build a culture based upon the value of and respect for each individual, encouraging personal and professional growth, rewarding outstanding individual and corporate performance and achieving excellence through a high-energy, collegial work environment.

•
Maintain competitive base salaries that compensate employees based upon job responsibilities, level of experience, individual performance, comparisons to the market, internal comparisons and other relevant factors.

	•	Provide a competitive benefits package.
Motivate management to achieve short-term business goals and to enhance long-term stockholder value	•	Promote a performance-driven culture that encourages growth by recognizing and rewarding employees who meet and exceed our business objectives.
	•	Motivate and reward organizational performance through variable pay programs that directly support our business objectives, encourage leadership of departmental units and encourage collaboration and teamwork across our Company.
	•	Base a substantial portion of each NEO’s total compensation package on long-term incentive components and a variable annual compensation component (as outlined below).
	•	Align the interests of our executive officers with the interests of our stockholders through the use of long-term equity and performance-based incentive compensation opportunities.
	•	Align the interests of our executive officers with the interests of our stockholders through the use of stock ownership guidelines.
Discourage excessive risk-taking that could adversely impact stockholder value	•	Conduct an annual risk assessment of our executive compensation programs.
	•	Maintain an independent Compensation Committee, which retains an independent compensation consultant.
	•	Incorporate a variety of governance best practices and avoid governance pitfalls as outlined below.
Insperity’s Best Practice Features
We have embedded in our overall compensation programs features that are both aligned with our business

Insperity	20	2021 Proxy Statement

objectives and designed to strengthen the link between the interests of our executive officers and those of our stockholders. Following is a summary of practices related to compensation that we have adopted and pay practices that we avoid:
What Insperity has:

✓	Compensation program emphasizing variable and at-risk compensation with at least 70% of each NEO’s target compensation tied to annual bonus and long-term incentives
✓	Long-term incentive (“LTI”) program prioritizing performance-based LTI with 65% of the CEO’s and on average, 47.5% of the other NEO’s LTI mix in performance-based LTI
✓	Stock ownership guidelines requiring the CEO to hold shares equal to five times base salary, other executive officers to hold shares of three times or one and one-half times base salary, depending on the executive tier level established by the Compensation Committee, and non-employee directors to hold shares equal to four times the annual cash retainer
✓	Clawback policy for incentive compensation paid to any employee, including NEOs and other executive officers
✓	Minimum vesting period of three years for grants of restricted stock, restricted stock units and phantom shares, with limited exceptions for new hire awards, performance awards or terminations due to death, disability, retirement or change in control
✓	Double trigger requirement for vesting of NEO and executive officer equity awards that provide for equity acceleration in the event of a qualifying termination following a change in control
✓	Hedging policy prohibiting employees and directors from engaging in hedging transactions involving shares of our common stock
✓	Pledging policy prohibiting employees and directors from engaging in pledging transactions involving shares of our common stock that would be considered significant by the Board
✓	A lead independent director
✓	Compensation Committee composed entirely of outside, independent directors
✓	Independent compensation consultant hired by, and reporting directly to, the Compensation Committee
What Insperity does not have:

✗	Employment agreements with NEOs or other executive officers
✗	Executive pension or other similar retirement or supplemental benefits
✗	Single trigger change in control agreements for NEOs or other executive officers
✗	Tax gross-ups in the event of a change in control
✗	Medical coverage for retirees
✗	Excessive benefits and perquisites
Stockholder Advisory Votes
At our 2020 Annual Meeting of Stockholders, our stockholders approved, in a non-binding advisory vote, the compensation of our NEOs, with over 97% of the votes cast in favor of such compensation. The Compensation Committee values the opinions expressed by our stockholders and believes that our 2020 support level demonstrates a strong alignment of our compensation programs with stockholders’ interests.
2020 Executive Compensation Program
We initially made changes to our annual incentive program in the first quarter of 2020 to incent and reward executives for improved unit growth and profitability, and made further changes in the second half of 2020 to align with our strategic objectives established after the onset of the pandemic. No other meaningful changes were made to the program from previous years, and in 2021 our annual incentive program will return to a more traditional structure.
Summary of Compensation Elements
We provide our NEOs with a mixture of pay linked to company and individual performance. The major elements of our 2020 annual compensation package for NEOs are summarized in the following chart:

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	Compensation Element	Form of Compensation	Purpose
Fixed	Base Salary	Cash	Provides fixed level of compensation to attract and retain talent
Variable and At-Risk	Variable Cash Compensation (Insperity Annual Incentive Program)	Cash and Performance Shares for 2020	Rewards executive officers for achieving annual Company organizational and performance goals
	Long-Term Equity Incentives	Restricted Stock Units and Performance Shares	Supports long-term focus on creating stockholder value, provides strong retention incentive with multi-year vesting and rewards achievement of long-term performance goals
Benefits	Retirement Benefits	401(k) Plan	Provides competitive retirement benefits as part of comprehensive pay package
	Health & Welfare Benefits	Medical, Dental, Life and Disability Benefits	Provides competitive health and welfare benefits as part of comprehensive pay package
As illustrated in the charts below, following implementation of the compensation changes we made before the onset of COVID-19, as described earlier, approximately 90% of the CEO’s target direct compensation and 87% of all NEOs target direct compensation, on average, was in the form of performance-based compensation.
2020 Pre-COVID-19 Compensation

2020 CEO Total Target Direct Compensation

Base Salary
14%
Short-Term
Incentives
21%
Long-Term
Incentives
65%

2020 NEO Total Target Direct Compensation

Base Salary 18%
Short-Term Incentives 26%
Long-Term Incentives 56%

Base Salary
Base salary is intended to provide fixed annual compensation to attract and retain talented executive officers. Annual adjustments to base salary are based upon the annual performance evaluation, market data and other relevant considerations.
Our NEOs were awarded merit salary increases during the first quarter of 2020 as follows:

	2019	2020	2020
	Base Salary	Base Salary	Increase
Chief Executive Officer and Chairman of the Board	$1,050,000	$1,082,000	3.0%
Chief Financial Officer, Senior Vice President of Finance and Treasurer	$524,000	$549,000	4.8%
President and Chief Operating Officer	$640,000	$660,000	3.1%
Executive Vice President of Sales & Marketing	$571,000	$588,000	3.0%
Senior Vice President of Legal, General Counsel and Secretary	$445,000	$461,350	3.7%

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The average base salary increase for our NEOs in 2020 was 3.5%. The increases in base salary were based on the annual performance reviews, the findings of a compensation study conducted in late 2019 (“Study”) by the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), and other factors deemed relevant by the Compensation Committee, such as Company performance and general economic conditions.
Variable Short-Term Incentive Compensation
Variable short-term incentive compensation places a significant portion of executive compensation at risk and is tied to corporate performance. Variable compensation for all executive officers is paid through the Short-Term Incentive Program, a cash and equity incentive program under the stockholder-approved 2012 Incentive Plan. The Short-Term Incentive Program embodies our pay-for-performance philosophy and helps align executive officers’ compensation to the Company’s overall performance.
Changes Made before the Onset of COVID-19
In February 2020, prior to the pandemic, the Compensation Committee made structural changes to the design of the incentive compensation opportunity for our NEOs in response to the slowing growth in profitability (as measured by Adjusted EBITDA) and slowing unit growth (as measured by average number of WSEEs paid) that occurred in 2019. After achieving double-digit growth in profitability each year of the four year period from 2015-2018, the growth in our profitability slowed to 4.3% in 2019. With unit growth and profitability decelerating, and double-digit unit growth improbable for 2020, the Compensation Committee determined that changes in the compensation design for the NEOs in 2020 were important to further incentivize the efforts and focus of the NEOs to position the Company for another run of sustained double-digit unit growth and profitability to drive stockholder returns.
As part of the process to design the structure of the 2020 incentive plan to meet these objectives, the Compensation Committee had multiple meetings with FW Cook, the Compensation Committee’s independent compensation consultant, the CEO and separately as a committee. During this process, the Compensation Committee evaluated multiple potential structures and worked through numerous iterations before finalizing 2020 compensation for the NEOs. In making the design changes, the Compensation Committee focused on aligning the structure with stockholder interests by:
•Tying 100% of the Short-Term Incentive Program payout opportunity to growth in average WSEEs paid and profitability as measured by Adjusted EBITDA
•Changing the corporate component from a cash award to a performance-based stock award
•Eliminating the individual and departmental performance components
•Focusing and incenting the NEOs on increasing growth and profitability by increasing the maximum payout opportunity under the Short-Term Incentive Program to 300%
•Providing a one-time 50% increase in the target short-term bonus opportunity for the NEOs other than the CEO, with the increase delivered 100% in the form of performance shares that would pay zero percent at the threshold performance level while requiring more rigorous performance under the growth in average WSEEs paid component
For 2020, the Compensation Committee set the annual incentive targets as a percentage of each NEO’s base salary and allocated between cash and equity. The 50% increase in the target opportunity (i.e., one-time LTI component) was delivered 100% in performance shares. In addition, our Executive Vice President of Client Services and Chief Operating Officer was promoted to the role of President and Chief Operating Officer during 2019. In recognition of the President’s additional responsibilities for organizational performance and management of business units, and in consideration of peer group market compensation data provided by FW Cook, the Compensation Committee approved the CEO’s recommendation to increase the President’s 2020 annual target bonus opportunity from 100% to 120%.

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	Annual Bonus (% of Salary)		One-Time LTI Component (% of Salary)	2020 Target Bonus Opportunity
	Cash Component	Equity Component
Chief Executive Officer and Chairman of the Board	30%	120%	n/a	150%
Chief Financial Officer, Senior Vice President of Finance and Treasurer	45%	45%	45%	135%
President and Chief Operating Officer	48%	72%	60%	180%
Executive Vice President of Sales & Marketing	40%	60%	50%	150%
Senior Vice President of Legal, General Counsel and Secretary	45%	45%	45%	135%
Annual Bonus Metrics Support Strong Returns to Stockholders
The Compensation Committee selects corporate performance goals that align with the Company’s business strategy and objectives. The Compensation Committee sets each corporate performance goal to be challenging and rigorous, requiring the attainment of predetermined achievement levels before triggering a payout to the executives. For 2020, our annual bonus program was based 50% on Adjusted EBITDA and 50% on Growth in Average WSEEs Paid.

Annual Bonus Metric	Definition	Rationale
Adjusted EBITDA
In setting our Adjusted EBITDA performance goal, the Compensation Committee chose to exclude the following items from EBITDA (earnings before interest, taxes, depreciation, and amortization), to the extent applicable:

(1) non-cash impairment charges;
(2) stock-based and incentive compensation;
(3) one-time tax reform bonuses and changes in statutory tax rates;
(4) professional advisory fees and outside costs related to stockholder matters; and
(5) other extraordinary, unusual or infrequent items.

We have included Adjusted EBITDA as one of our corporate performance goals because we believe it is a key indicator of our overall productivity; effective management of pricing, direct costs and operating expenses; and ability to grow the business while favorably balancing profitability.

Growth in Average WSEEs Paid (“PWEE Growth”)	The PWEE Growth corporate component of the Cash Incentive Program bonuses was determined by calculating the year-over-year growth in the average number of WSEEs paid for calendar year 2020 and year-over-year growth as of January 2021 compared to January 2021, with the final payout amount being based upon the period that produced the greatest percentage payout of the target bonus. We included the number of WSEEs paid for January 2021 in the performance period to reflect the results of our annual Fall Sales Campaign and significant year-end client renewal period.	We included PWEE Growth as a component in order to focus our NEOs on growing our business. Increasing the average number of WSEEs paid is a key metric for measuring the success of our sales operations and client retention efforts and is a significant driver in our overall growth and performance.

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Changes Made after the Onset of COVID-19
Within three weeks of completing the structural changes to the design of the incentive compensation opportunity for our NEOs, setting the 2020 incentive goals and making the 2020 awards, the COVID-19 pandemic struck and Congress had already passed the first of three COVID-19 relief bills. Small and medium sized businesses, the core of the Company’s client base, were significantly impacted as many states and municipalities in the United States enacted temporary closure of business orders in response to the COVID-19 pandemic. The disruption to our client base was significant with clients terminating, furloughing or temporarily laying-off employees, and in some cases going out of business permanently. During the April through May time period, the Company suffered a 6% reduction in the average number of paid WSEEs from March. The Company’s revised financial guidance released on May 4, 2020 for the remainder of 2020 (the “Revised Guidance”) projected up to a 6% year-over-year decline in the average number of paid WSEEs, down from the 7% mid-point growth rate previously projected in February 2020, and a decrease of up to 14% in year-over-year Adjusted EBITDA, down from the 5% mid-point growth rate of the financial guidance provided by the Company in February 2020. The Compensation Committee’s contemporaneous belief was the COVID-19 pandemic had rendered the February performance goals unachievable within weeks of being established.
Beginning in April, the Compensation Committee held numerous meetings with FW Cook and management to discuss ways to appropriately incentivize efforts to improve financial performance and stockholder returns while supporting clients and our employees. FW Cook presented and discussed information on multiple occasions with the Compensation Committee regarding mid-year executive compensation actions disclosed by other companies. The Compensation Committee assessed multiple approaches, including:
•Using year-end discretion
•Modifying targets in the current plan
•Creating a six-month performance period
•Adopting a new full-year annual bonus plan
The Compensation Committee, after consulting with FW Cook determined that a purely discretionary adjustment at year-end or using make-up awards in 2021 would neither provide the desired incentive to executives, nor drive behavior to position the Company for a return to double-digit growth in WSEEs and profitability. Accordingly, after the onset of COVID-19, the Compensation Committee focused its efforts on undertaking a process to determine and implement short-term incentive opportunities with measurable objective outcomes for the second half of the year. To ensure the process was robust and resulted in an appropriate outcome, an additional independent compensation consultant was engaged by the Compensation Committee to assist with its evaluation of a potential mid-year incentive compensation award.
In July, the Compensation Committee elected to adopt a new full-year annual bonus plan based on the Revised Guidance for Adjusted EBITDA and paid WSEEs. This new program included a metric tied to the Company’s COVID-19 response in recognition of the importance to the Company’s targeted client base of payroll tax incentives, payroll based loan assistance, strategies for managing workforce layoffs and leaves of absence, mitigation of workplace risks, assistance with protecting employees well-being, and cost-savings strategies. The COVID-19 response metric focused on five initiatives: customer support; technology and systems changes; legal and regulatory support; sales and marketing response; and corporate staff support. For each of the five initiatives, two or three pre-defined objectives were established to evaluate performance on a sliding ten-point scale from initial design through full implementation.

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Following adoption of the new program, the annual incentive targets as a percentage of each NEO’s base salary were weighted among the performance goals as follows:

	Target Bonus Percentage	July COVID-19 Bonus	Corporate Performance (% of Base Salary)
			Target Cash		Target Equity
	(% of Base Salary)	% of Base Salary)	Adjusted EBITDA [1]	PWEE Growth[1]	Adjusted EBITDA [2]	PWEE Growth [2]	COVID-19 Response
Chief Executive Officer and Chairman of the Board	150%	0%	15%	15%	36%	36%	48%
Chief Financial Officer, Senior Vice President of Finance and Treasurer	90%	27%	9%	9%	13.5%	13.5%	18%
President and Chief Operating Officer	120%	24%	12%	12%	21.6%	21.6%	28.8%
Executive Vice President of Sales & Marketing	100%	20%	10%	10%	18%	18%	24%
Senior Vice President of Legal, General Counsel and Secretary	90%	27%	9%	9%	13.5%	13.5%	18%
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1Any cash award will be reduced dollar for dollar for any corresponding amount paid under the February grant.
2Any equity award will be reduced share for share for any corresponding shares paid under the February grant.
The Compensation Committee believed that adopting a new bonus program was the most appropriate approach to achieve the incentive objectives due to the following:
•Adopting a formulaic program with measurable objectives would best incent and focus the NEOs to position the Company for a return to double-digit growth in WSEEs and profitability
•Setting new performance targets aligned with the Company’s Revised Guidance would align management’s efforts with the goals that the Company had communicated to its investors
•Revising the targets under the original program (rather than adopting a new program) would constitute a material award modification as a portion of the original Short-Term Incentive Program was delivered in equity
•Tying a portion of the bonus program to the Company’s COVID-19 response would help ensure that it was providing its clients with the tools and resources to successfully navigate a challenging environment, which would ultimately position the Company for future success
The revised program included many features to strengthen the alignment with our shareholders:
•New awards were performance-based and primarily delivered in the form of equity
•The target opportunity under the new awards for NEOs were reduced (excluding the CEO who was not previously granted an increased target bonus opportunity) relative to the original 2020 bonus program

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•There was no “double-dip” opportunity under the financial metrics, as any shares or cash earned under the revised program were offset one-hundred percent for any corresponding amount earned under the original program adopted in February
The revised program also avoided the following incentive pay practices:
•No additional time-vested RSUs were granted
•No changes to existing LTI awards were made
•No make-up awards would be issued as part of 2021 compensation
In addition to the new program and in recognition of the tremendous effort expended by employees to support the Company’s clients, WSEEs, and our own business at the outbreak of the pandemic, and the assistance provided to help our clients navigate an unprecedented economic, health and social crisis, the Company paid a discretionary bonus in early July 2020 to all eligible employees (excluding the CEO). In deciding to pay the discretionary bonus, the Compensation Committee evaluated the efforts by Company management to position the Company and its employees to respond so successfully to the pandemic. Management’s efforts included making strategic deployment decisions, reassigning responsibilities of key personnel, reallocating IT resources to systems enhancements in support of client service requirements, guiding key initiatives to successfully navigate the velocity of regulatory changes, and preservation of Company value in the face of the pandemic.
2020 Performance Results
Financial Performance
The table below shows our financial metric component results versus our 2020 bonus targets. Our performance under the original pre-COVID bonus program resulted in a maximum payout under the cash and equity portion of the Short-Term Incentive Program for Adjusted EBITDA and no payout for the growth in average WSEEs paid (PWEE Growth) component. Our performance under the revised bonus program, which was established after the onset of the pandemic, resulted in a maximum payout for the average WSEEs paid (Average PWEE) metric and no payout under the Adjusted EBITDA metric as the payment was offset by payments under the pre-COVID bonus program. Based on the performance modifier results outlined below, the payout percentage on the cash awards was 200% and the equity awards was 300%.

CASH
Metric	Performance Goals				Actual Results	Performance Modifier
	Threshold (50% Payout)	Target (100% Payout)	Stretch (150% Payout)	Maximum (200% Payout)
Cash Awards Established Before Onset of COVID-19
Adjusted EBITDA (in millions)	$274	$290	$308	$317	$322.6	200%
PWEE Growth Percentage	6%	7%	8%	8.5.%	(0.6)%	0%
Cash Awards Established After Onset of COVID-19
Adjusted EBITDA (in millions)	$237	$256	$264	$273	$322.6	0% [1]
Avg. PWEE Number	221,000	227,000	230,000	233,000	234,223	200%
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1 No cash payout due to being offset by amount paid under original February award.

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EQUITY
Metric	Performance Goals				Actual Results	Performance Modifier
	Threshold (50% Payout) [1]	Target (100% Payout)	Stretch (200% Payout)	Maximum (300% Payout)
Equity Awards Established Before Onset of COVID-19
Adjusted EBITDA (in millions)	$274	$290	$308	$317	$322.6	300%
PWEE Growth Percentage	6%	7%	8%	8.5.% [2]	(0.6)%	0%
Equity Awards Established After Onset of COVID-19
Adjusted EBITDA (in millions)	$237	$256	$264	$273	$322.6	0% [3]
Avg. PWEE Number	221,000	227,000	230,000	233,000	234,223	300%
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1The threshold payout was lowered to 0% for the additional February performance shares.
2The PWEE Growth percentage increased to 10% to achieve the maximum payout for the additional February performance shares.
3No equity payout due to being offset by equity shares paid under original February award.
COVID-19 Response Performance
The Compensation Committee reviewed and evaluated the Company’s performance under pre-defined objectives for each of the five primary COVID-19 response initiatives. The primary initiatives and underlying objectives are set forth in the table below:

COVD-19 Performance Goal
Initiative	Objectives Being Evaluated
Customer Support	Business continuity task force, PPP loan and forgiveness assistance, and client contact / outreach
Technology / Systems	PPP loan report development, tax credit invoice processing, and legislative systems compliance
Legal and Regulatory	Government affairs activity, legislative analysis / guidance, and client services support
Sales / Marketing	Remote selling, client / prospect communications, and sales training
Corporate Staff	Remote work environment and return to workplace facilitation
Some of the highlights of management’s fulsome COVID-19 pandemic response include:
•Within the first week following passage of the FFCRA, the Company established a cross-functional team comprised of leaders from around the Company to support our sales and service teams in rapidly responding to client questions and requests, and focus on client retention
•Developed client self-service reports within an industry leading four days of the passage of the CARES Act
•Provided ongoing support, communications, and education to clients and prospects on COVID-19 related legislation, including the Paycheck Protection Program, remote working and flexibility strategies, risk mitigation and employment practices (including layoffs, leaves of absence, and furloughs), and talent strategies
•Company employees led industry efforts to obtain Small Business Administration, IRS, and Treasury Department clarification regarding the PEO industry and client treatment to ensure client qualification for PPP loans and forgiveness, and tax credits
•Collaborated with the AICPA (American Institute of Certified Professional Accountants) on a PPP loan forgiveness tool for small businesses

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•Created a task force to develop and monitor a return to workplace plan and establish heath and safety guidelines
•Responded to a variety of inquiries from clients specifically related to the impact of COVID-19 on their small and medium sized businesses
•Produced an 11-part Business Resiliency webinar series, attended by thousands of clients and prospects, on COVID-19-related issues and to advance COVID-19-related thought leadership
•Published comprehensive client “how to” guides directed at PPP loan forgiveness and the CARES Act
•Repurposed IT resources to build, test, and deploy systems changes to support tax credits created by COVID-19 legislation and developed and deployed systems enhancements to provide clients with “real-time” tax credits on each client payroll
•Created centralized communications to train clients and internal service teams on pandemic driven payroll system changes
•Developed and implemented new remote selling training materials to support virtual selling environment
•Developed organizational strategy and communicated to affected WSEEs new COBRA deadlines under the U.S. Department of Labor and IRS emergency declaration guidance
•Developed and and implemented new processes, and communicated new rules to WSEEs and corporate employees regarding 401(k) plan loan and special distribution rules under the CARES Act
•Developed, implemented and communicated new processes to remotely verify the identity of newly-hired WSEEs
Utilizing a sliding scale ten-point scale for each initiative, the Compensation Committee evaluated the Company’s progress and achievement ranging from initial design through full-implementation. The cumulative total points for the five initiatives determined the performance multiplier as set forth in the table below:

Metric	Performance Goal				Performance Modifier
	Threshold (50% Payout)	Target (100% Payout)	Stretch (200% Payout)	Maximum (300% Payout)
COVID-19 Response	20	30	37	45	300%
After evaluating the objectives for each initiative, the Compensation Committee determined that the management-led Company response to the COVID-19 pandemic was exceptional and exceeded 45 points. Based on the performance modifier results, the payout percentage on the COVID-19 response component was 300% paid in the form of equity.
2020 Short-Term Incentive Program Bonus Payouts
The Compensation Committee elected to pay out bonuses pursuant to the calculated results under the bonus programs established in 2020 before and after the onset of COVID. The Compensation Committee believed that this was appropriate given the following performance highlights:
•Increased stock price by over 250% from our March 2020 low of $23 to our December 31, 2020 closing price of $81.42
•Achieved record profitability with our adjusted EBITDA of $288.6 million, representing a 15.4% increase compared to 2019
•Announced a 33% increase in our quarterly cash dividend
•Recovered our number of WSEEs paid to pre-pandemic levels
The executives received bonus payouts in the following amounts based on the weighting for each metric and performance against each objective.

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Executive	July COVID-19 Cash Bonus	Total Cash Awards[1]	Total Equity Awards
Chief Executive Officer and Chairman of the Board	n/a	$670,477	73,677 shares
Chief Financial Officer, Senior Vice President of Finance and Treasurer	$148,230	$356,144	19,533 shares
President and Chief Operating Officer	$158,400	$490,708	35,802 shares
Executive Vice President of Sales & Marketing	$117,600	$364,408	26,580 shares
Senior Vice President of Legal, General Counsel and Secretary	$124,470	$299,662	16,398 shares
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1 Excludes July COVID-19 Cash Bonus
Long-Term Equity Incentive Compensation
Long-term equity incentives align the interests of our executive officers with those of our stockholders. We believe that long-term incentives enhance retention while rewarding executive officers for achieving long-term performance goals and enhancing stockholder value. Long-term equity incentive awards are made under the stockholder-approved 2012 Incentive Plan. The objectives of the 2012 Incentive Plan are to:
•provide incentives to attract and retain persons with training, experience and ability to serve as an executive officer;
•promote the interests of the Company by encouraging executive officers to acquire or increase their equity interest in the Company;
•incent executive officers to achieve long-term performance goals and increase stockholder value;
•provide a means by which executive officers may develop a sense of proprietorship and personal involvement in the development and financial success of the Company; and
•encourage executive officers to remain with, and devote their best efforts to the business of, the Company, thereby advancing the interests of the Company and our stockholders.
For 2020, all awards of time vested restricted stock units (“RSUs”) under the 2012 Incentive Plan were granted with a minimum vesting period of three years (with limited exceptions for retirement under the Company’s Qualified Retirement Policy, death, disability or change in control), though pro-rata vesting is permissible.
Long-Term Equity Awards Granted in 2020
In February 2020, the CEO presented to the Compensation Committee his recommendations for long term incentive awards for the other executive officers. His recommendations as to the amount and form of awards to be granted were based on a number of factors, including, the importance of each executive officer’s role in the Company’s future business operations, equity pay practices of competitor companies, annual expense to the Company of equity awards and the Company’s own past practices in granting equity awards. The Compensation Committee then determined and approved the awards for our executive officers, including the CEO, based upon the above noted factors.

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Executive	Total LTI Grant Date Value	Restricted Stock Units			Performance Shares under LTIP
		Weighting	Shares Granted	Grant Date Value	Weighting	Shares Granted	Grant Date Value
Chief Executive Officer and Chairman of the Board	$5,134,618	35%	26,015	$1,750,029	65%	48,315	$3,384,589
Chief Financial Officer, Senior Vice President of Finance and Treasurer	$1,120,680	55%	8,995	$605,094	45%	7,360	$515,586
President and Chief Operating Officer	$1,632,770	50%	11,890	$799,840	50%	11,890	$832,930
Executive Vice President of Sales & Marketing	$1,479,652	50%	10,775	$724,834	50%	10,775	$754,818
Senior Vice President of Legal, General Counsel and Secretary	$916,823	55%	7,360	$495,107	45%	6,020	$421,716
Awards granted to NEOs under the 2012 Incentive Plan include a “double trigger” requirement in the case of a “change in control” of the Company as defined under the 2012 Incentive Plan. The imposition of a double trigger means that awards granted to NEOs do not immediately vest following a change in control. Under the double trigger, the conditions and/or restrictions that must be met with respect to vesting or exercisability of future awards granted to NEOs will lapse only after a “qualifying termination” within a prescribed number of months following a change in control. All outstanding equity awards held by NEOs include the double trigger requirement.
All equity grants to executive officers are approved solely by the Compensation Committee. If an award is made at a meeting of the Compensation Committee, the grant date is the meeting date or a fixed, future date specified at the time of the grant. RSUs and performance awards are valued in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
2020 Restricted Stock Units
The 2020 RSUs granted are all subject to a three-year ratable annual vesting schedule, accrue dividend equivalents payable in additional shares of our common stock at the time of vesting, and all NEO grants include a “double trigger” requirement in the case of a “change in control” of the Company. The 2020 RSUs are subject to the Company’s Qualified Retirement Policy which applies to all Company employees who receive equity awards under the 2012 Incentive Plan. Time-vested RSUs under the Qualified Retirement Policy will continue vesting in accordance with an awards vesting schedule provided the NEO’s last date of employment is at least six (6) months after the date grant, has attained age 62 with 15 years of continuous service, provides the Company with six (6) months advance notice of retirement and signs a waiver and release of claims. No additional time-vested RSUs were granted to NEOs beyond the initial grant in February 2020.
2020 Performance Share Awards under the LTIP
As discussed earlier, when the Compensation Committee was evaluating what, if any changes to make to incentive compensation in response to the COVID-19 pandemic, no changes were made to the 2020 LTIP or the prior 2018 or 2019 LTIP which still had open performance periods. The table below outlines the metrics used in our 2020 performance share awards under the LTIP, and the rationale for each metric.

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Performance Share Metric	Definition	Rationale
Adjusted EBITDA (75% weighting)
EBITDA is adjusted for non-cash impairment charges, stock-based compensation expense, professional advisory fees for stockholder matters, litigation settlements and the associated legal fees, severance arrangements and changes in statutory tax rates and assessments. EBITDA may also be adjusted to exclude extraordinary or unusual items such as: the impact of any divestitures, acquisitions or change in accounting pronouncement that occurs during the performance period.
The Adjusted EBITDA portion of the 2020 LTIP Awards is measured under a three-year performance period (2020-2022) consisting of three one-year performance periods, with each calendar year being equally weighted for one-third of the target opportunity.

The Compensation Committee elected to use Adjusted EBITDA as a performance metric because it is a key indicator of our: (1) overall productivity; (2) effective management of pricing, direct costs and operating expenses; and (3) ability to grow the business while favorably balancing profitability.

Relative TSR (RTSR) (25% weighting)
RTSR will be measured over the entire 2020-2022 performance period against the performance of 16 peer companies that the Compensation Committee designated as the Company’s 2020 compensation peer group.
The Compensation Committee elected to use RTSR as a performance metric to further align the long-term financial interests of the executive officers and the Company’s stockholders.
Recipients can earn 50% of the target number of performance shares if the threshold performance level is achieved and can earn up to 200% of the target number of performance shares if the maximum performance level is achieved. If the performance metric for a performance period falls below the threshold level, no performance shares will be credited for the performance period. If actual performance results fall between the threshold, target and maximum performance levels, the number of performance shares earned will be determined by interpolation between the applicable performance levels. For the RTSR component, the 2020 LTIP awards are structured to cap the payout at 100% of target in the event the Company’s absolute TSR over the performance period is negative, and the payout opportunity is based on the Company’s percentile TSR ranking compared the peer group. Please see “— 2018 LTIP Awards” later in this CD&A for additional RTSR information.
Except in the case of a qualifying termination in connection with a change in control, or a termination due to retirement under the Company’s Qualified Retirement Policy, death or disability, a participant in the LTIP must be continuously employed by the Company or its subsidiaries throughout the entire three-year performance period and on the date such award is paid after the conclusion of the performance period to receive a payout of an award. The LTIP awards are payable in shares of our common stock and include dividend equivalents, payable in additional shares of our common stock, with respect to the number of performance shares actually earned pursuant to the LTIP awards if and to the extent dividends are paid on our common stock during the performance period.
Under the Qualified Retirement Policy, portions of the 2020 LTIP may continue to vest provided the NEO’s last date of employment is at least six months after the date grant, has attained age 62 with 15 years of continuous service, provides the Company with six months advance notice of retirement and signs a waiver and release of claims. Provisions further limit any payout under the 2020 LTIP to a pro-rata amount for the portion of the performance period the NEO provided services and based upon actual performance results certified by the Compensation Committee. For any open performance period that begins after the NEO’s last day of employment, that portion of the LTIP award is forfeited.

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The performance objectives and payout percentages for the portion of the first year of the 2020 LTIP Awards subject to the achievement of the Adjusted EBITDA performance metric was as follows:

Performance Level	2020 Adjusted EBITDA Performance Objective (in millions)	Payout Percentage
Below Threshold	Less Than $250	0%
Threshold	$250	50%
Target	$261	100%
Maximum	$287	200%
For purposes of the 2020 LTIP Awards, the Compensation Committee certified Adjusted EBITDA of $288.6 million for the 2020 performance period. The Compensation Committee determined the LTIP performance modifier to be 200% for the first one-third tranche of the 2020 LTIP Award attributed to Adjusted EBITDA.
2019 LTIP Awards
The performance objectives and payout percentages for the portion of the second year of the 2019 LTIP Awards subject to the achievement of the Adjusted EBITDA performance metric was as follows:

Performance Level	2020 Adjusted EBITDA Performance Objective (in millions)	Payout Percentage
Below Threshold	Less Than $308	0%
Threshold	$308	50%
Target	$318	100%
Maximum	$332	200%
For purposes of the 2019 LTIP Awards, the Compensation Committee certified Adjusted EBITDA of $288.6 million for the 2020 performance period. The Compensation Committee determined the LTIP performance modifier to be 0% for the second one-third tranche of the 2019 LTIP Award attributed to adjusted EBITDA.
2018 LTIP Awards
In February 2018, the Compensation Committee granted awards under the LTIP (the “2018 LTIP Awards”) to the NEOs and certain other officers. The 2018 LTIP Awards are weighted at 75% for the adjusted EBITDA component and 25% for the RTSR component. Adjusted EBITDA is subject to a three-year performance period, 2018-2020, with each year being equally weighted for one-third of the target opportunity, while RTSR is measured over the entire 2018-2020 performance period.
For the 2018 LTIP Awards, the Compensation Committee elected to use increasing levels of EBITDA, with certain pre-defined adjustments, as the performance metric, because it is a key indicator of our: (1) overall productivity; (2) effective management of pricing, direct costs and operating expenses; and (3) ability to grow the business while favorably balancing profitability. For the 2020 performance period, adjusted EBITDA for the 2018 LTIP Awards was generally subject to the same adjustments as the 2020 LTIP Awards. Adjusted EBITDA is a non-GAAP financial measure (for additional information, please see the discussion of Adjusted EBITDA under “— Long-Term Equity Incentive Compensation — Equity Awards Granted in 2020”).
For RTSR, the Compensation Committee elected to measure the Company’s performance against the performance of 20 companies the Compensation Committee designated as the 2018 compensation peer group. To mitigate the impact of one day’s trading activity, the beginning and ending stock price for each peer company is determined using a 20-day average closing stock price for the first day and last day of the performance period. If the Company’s absolute TSR over the performance period is negative, the payout percentage is capped at 100% of target performance shares granted, regardless of the Company’s RTSR positioning. As specified under terms of the 2018 LTIP Awards, the four peer companies that were acquired and one peer company taken private during the performance period were each valued at the acquisition or transaction price on closing.

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The 2018 LTIP Awards are payable in shares of our common stock and include dividend equivalents, payable in additional shares of our common stock, with respect to the number of performance shares actually earned pursuant to the 2018 LTIP Awards if and to the extent dividends are paid on our common stock during the performance period.
The table below outlines the Adjusted EBITDA performance achieved for each of the three performance periods within the 2018 LTIP Awards:

Performance Period (in millions)	Adjusted EBITDA Goals			Actual Results	Vesting Percentage
	Threshold	Target	Maximum
2018	$197	$202	$210	$230.3	200%
2019	$230	$236	$245	$250.0	200%
2020	$276	$283	$293	$288.6	156%
For the 2018 to 2020 performance period, the Company’s RTSR performance placed the Company at the 65th percentile compared to the performance of the companies included in the 2018 compensation peer group. Based upon this level of performance, the RTSR component of the 2018 LTIP Awards vested at 130%, as set forth in the table below:

Relative Total Shareholder Return (RTSR)
2018-2020 Performance Period	25th Percentile or Better	50th Percentile or Better	75th Percentile or Better	90th Percentile or Better	Actual Percentile Achieved	Vesting Percentage
Payout as a Percentage of Target	50%	100%	150%	200%	65th Percentile	130%
Based upon the adjusted EBITDA and RTSR vesting percentages above, the executives received payouts in the following amounts:

Executive	2018 Target # of PSUs	PSU Payout Multiplier	2018 Earned Amounts
Chief Executive Officer and Chairman of the Board	39,845	171.5%	68,335
Chief Financial Officer, Senior Vice President of Finance and Treasurer	5,515	171.5%	9,459
President and Chief Operating Officer	10,730	171.5%	18,402
Executive Vice President of Sales & Marketing	10,730	171.5%	18,402
Senior Vice President of Legal, General Counsel and Secretary	5,515	171.5%	9,459
Other Compensation Elements
Retirement Benefits
We do not provide pension arrangements or nonqualified defined contribution or other deferred compensation plans for our executive officers. Our executive officers are eligible to participate in the Company’s corporate 401(k) plan. For each payroll period in 2020, we contributed on behalf of each eligible participant a matching contribution equal to 100% of the first 6% of compensation contributed to the 401(k) plan by the participant (subject to applicable limitations under the Internal Revenue Code).
Supplemental Benefits, Including Management Perquisites
Executive compensation also includes supplemental benefits and a limited number of perquisites that enhance our ability to attract and retain talented executive officers. We believe that perquisites assist in the operation of business, allowing executive officers more time to focus on business objectives. Supplemental benefits and perquisites include the following: (1) an automobile for business and personal use (executive officers are taxed on their personal use); (2) a supplemental executive disability income program that provides disability income of 75% of an executive officer’s total cash compensation up to $26,667 per month; and (3) an executive wellness program.
In addition to the foregoing perquisites, our executive officers participate in the annual Chairman’s Trip. The annual Chairman’s Trip is provided for sales representatives meeting a certain sales target and the spouses of those sales

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representatives. We believe that our executive officers and their spouses should be part of the trip to recognize these outstanding employees of the Company and to build relationships that contribute to retention. We pay the associated income taxes related to the trip on behalf of our employees and executive officers.
Compensation Governance and Administration Process
Role of Management in Setting Compensation
The recommendations of the CEO play a significant role in the Compensation Committee’s determination of compensation matters related to the other NEOs, each of whom report directly to the CEO. On an annual basis, the CEO makes recommendations to the Compensation Committee regarding such components as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards. In making his recommendations, the CEO reviews the performance of each of the other NEOs based upon the core competencies of business ethics, managing customer focus, business acumen, strategic thinking and visionary leadership, market data for similar positions and other factors deemed relevant in reviewing each executive officer’s performance. The Compensation Committee takes the CEO’s recommendation under advisement, but makes all final decisions regarding each NEO’s compensation. The CEO does not make a recommendation with respect to his own compensation. The CEO typically attends Compensation Committee meetings, but he is excused from any meeting when the Compensation Committee deems it advisable to meet in executive session or when the Compensation Committee meets to discuss items that would impact the CEO’s compensation. The CEO’s compensation is reviewed and discussed by the Compensation Committee and his performance is evaluated at least annually. The Compensation Committee makes all final compensation decisions for each of our NEOs, including the CEO.
Role of the Compensation Committee in Setting Compensation
The Compensation Committee is responsible for designing, implementing and administering our executive compensation programs and, in doing so, the Compensation Committee is guided by the compensation philosophy stated above. The Compensation Committee reviews and approves total compensation for our NEOs through a comprehensive process that includes:
•selecting and engaging an external, independent consultant;
•reviewing and selecting companies to be included in our peer group;
• reviewing market data on all major elements of executive compensation;
•reviewing alignment of executive compensation and incentive goals with stockholder value; and
•reviewing performance results against corporate, departmental and individual goals.
A complete listing of our Compensation Committee’s responsibilities is included in the Compensation Committee’s charter, which is available for review on our corporate website at www.insperity.com in the Corporate Governance section under the Investor Relations tab.
Role of the Compensation Consultants in the Compensation Process
The Compensation Committee’s charter provides that it has the sole authority to retain and terminate any compensation consultant to assist in maintaining compensation practices in alignment with our compensation goals. The Compensation Committee believes that outside consultants are an efficient way to keep current on executive compensation trends and stay abreast of competitive compensation practices. For 2020, the Compensation Committee retained FW Cook as its compensation consultant. FW Cook has not received any remuneration from the Company, directly or indirectly, other than for advisory services rendered to, or at the direction of, the Compensation Committee or the Board. The Compensation Committee has reviewed FW Cook’s independence and determined that FW Cook is an independent advisor with no conflicts of interest with us (as determined under Rule 10C-1(b)(4)(i) of the Exchange Act).
Assessing External Market Compensation Practices
At the direction of the Compensation Committee, we annually conduct an executive compensation study that compares each executive officer’s compensation to market data for similar positions. While the Compensation Committee does not target our executive officers’ pay to any particular level (such as a target percentile) of comparative market data

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contained in executive compensation studies, such data help to inform and influence pay decisions and are considered by the Compensation Committee in meeting our compensation program objectives as described above.
Selecting a peer group to benchmark compensation for our executive officers presents certain challenges, including the limited number of publicly-traded PEOs and the Company’s specific business model. As one of the largest PEO service providers in the United States, our direct PEO service competitors include TriNet Group, Inc., a national PEO, and the PEO divisions of Automatic Data Processing, Inc. and Paychex, Inc., which are significantly larger business service companies. The delivery of our PEO services and our other business performance solutions requires a variety of professional services, human resources, information technology services and software. These areas represent important components of our overall service offerings, and we compete for talent with many companies offering similar services or products. Our peer group includes a number of these companies.
The selection process for the Compensation Peer Group took into account multiple factors, including: industry (with an emphasis on outsourced human resources services, including our PEO competitors, and information technology services), comparable revenue range, comparable market capitalization, the extent to which each company may compete with Insperity for executive talent, peer groups of our PEO peers and peers selected by certain firms who provide proxy advisory services. For setting 2020 compensation, after reviewing the peer group with FW Cook, the Compensation Committee determined that no changes or additions to the peer group were necessary. For 2020, the Compensation Peer Group included the following companies:

	Company Name	Company Ticker
Providers of PEO Services	Automatic Data Processing, Inc.	ADP
	Paychex, Inc.	PAYX
	TriNet Group, Inc.	TNET
IT Services and Software	Broadridge Financial Solutions, Inc.	BR
	CACI International, Inc.	CACI
	Gartner, Inc.	IT
	Genpact Limited	G
	Total System Services, Inc.	TSS
Professional Services	ASGN Incorporated	ASGN
	FTI Consulting, Inc.	FCN
	ICF International, Inc.	ICFI
	Kelly Services, Inc.	KELYA
	Kforce, Inc.	KFRC
	Korn/Ferry International	KFY
	Robert Half International, Inc.	RHI
	TrueBlue, Inc.	TBI
In addition to the results of the compensation study, internal factors are also an important consideration when determining each executive officer’s compensation. These factors include:
•the executive officer’s performance review conducted by either the Compensation Committee (for the CEO) or the CEO (for all other executive officers);
•the CEO’s recommendations regarding the other executive officers;
•the executive officer’s tenure with the Company, industry experience and ability to influence stockholder value; and
•the importance of the executive officer’s position to the Company in relation to the other executive officer positions within the Company.
Stock Ownership Guidelines
To further align the interests of our NEOs and non-employee directors with those of our stockholders, we have adopted stock ownership guidelines. The stock ownership guidelines provide that the CEO is required to own five times

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his annual base salary in our common stock and all non-employee directors are required to own four times their annual cash retainer in our common stock. The other executive officers are required to own three times or one and one-half times annual base salary in our common stock, depending on the executive tier level established by the Compensation Committee. Stock ownership includes direct stock ownership but does not include unvested performance awards or unexercised stock options. The Company annually monitors and calculates the stock ownership level of each individual, and each individual has five years to meet the applicable ownership requirements. The CEO and other executive officers are in compliance and each non-employee director is in compliance or is expected to be in compliance within the applicable time period.
Employment Agreements, Severance and Change in Control Compensation
Our executive officers are employed at will and none have an employment agreement.
In December 2019, the Board adopted an executive severance plan for our NEOs and other executive officers that provides severance benefits if the participating executive is involuntarily terminated, or in the event of a change in control, is involuntarily terminated or terminates for good reason (as defined in the plan) within a specified period of time after the change in control. In January 2020, in exchange for being covered under the executive severance plan, each NEO was presented with a participation agreement and required to agree to certain restrictive covenants in favor of the Company, including a twenty-four (24) month non-compete for the CEO, an eighteen (18) month non-compete for the other NEOs, and a twenty-four (24) month non-solicitation of customers and non-solicitation of employees. In addition, the payment of severance benefits is subject to the NEO entering into a general release of claims with the Company upon termination of employment. There were no benefits paid under the severance plan to NEOs or other executive officers during 2020.
Equity awards granted to executive officers do not automatically accelerate upon a change in control. Rather such awards contain a “double trigger” requiring a qualifying termination within a prescribed number of months following the change in control in order to accelerate vesting. All outstanding equity awards held by our NEOs are subject to the double trigger requirement.
These arrangements are discussed in more detail under “Potential Payments Upon Termination or Change in Control.”
Incentive Compensation Recoupment Policy (“Clawback Policy”)
The Board has adopted a recoupment policy for incentive compensation paid to executive officers and other employees. The Clawback Policy authorizes the Company to recover excess incentive compensation paid to an executive officer who engaged in, or was aware of and failed to report, fraud or misconduct which results in a restatement of our financial statements. Incentive compensation paid under the Cash Incentive Program and LTIP is subject to the Clawback Policy.
Risk Assessment
The Company conducted an assessment of our compensation programs and practices for its employees and determined that there are no risks arising from such compensation programs and practices that are reasonably likely to have a material adverse effect on the Company. In arriving at this determination, some of the key risk mitigators included independent review by departments not participating in the compensation program, internal audit review, maintenance of a whistleblower line, and external auditor review.
Deductibility of Compensation
Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its principal executive officer, principal financial officer, and any of its three other most highly compensated executive officers for the taxable year (other than the principal executive officer or the principal financial officer) (collectively the “covered employees”). The group of covered employees also includes an employee once considered a covered employee who continues to receive compensation from the Company (even though the employee is no longer a covered employee).
 We strive to take action, where possible and considered appropriate, to preserve the deductibility of compensation paid to our executive officers. The Company does not have any compensation covered by grandfathered arrangements, therefore compensation paid to our expanded group of covered employees will be subject to a $1 million

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annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Compensation Committee, the Compensation Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation is not material relative to the benefit of being able to attract and retain talented management. We have also awarded compensation that might not be fully tax deductible when such grants were nonetheless in the best interest of the Company and our stockholders. Accordingly, the Compensation Committee will continue to retain the discretion to pay compensation that is subject to the $1 million deductibility limit.
Compensation Committee Report
We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
The foregoing report is provided by the following directors, who are members of the Compensation Committee:
    COMPENSATION COMMITTEE
    Timothy T. Clifford, Chairperson
    Eli Jones
Carol R. Kaufman
    Randall Mehl

Compensation Committee Interlocks and Insider Participation
During 2020, among our current directors, Mr. Clifford, Ms. Kaufman and Mr. Mehl served on the Compensation Committee. None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

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SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by the CEO, chief financial officer and each of the three other most highly compensated executive officers of the Company for services rendered in all capacities to the Company during 2020, 2019 and 2018. We have not entered into any employment agreements with any of our NEOs, and prior to January 2020, our NEOs were not eligible for any contractual severance.
The compensation plans under which the grants in the following tables were made are generally described in the Compensation Discussion and Analysis section, and include the Short-Term Incentive Program and the 2012 Incentive Plan, which provide for, among other things, restricted stock unit grants, performance restricted stock unit grants, and LTIP performance awards.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2,5]	Non-Equity Incentive Plan Compensation ($)[3,5]	All Other Compensation ($)[4]	Total ($)
Paul J. Sarvadi, Chief Executive Officer and Chairman of the Board	2020	1,117,461	—	7,731,542	670,477	41,858	9,561,338
	2019	1,050,000	—	5,346,366	926,047	40,766	7,363,179
	2018	1,000,000	—	4,215,780	1,940,677	27,467	7,183,924
Douglas S. Sharp, Chief Financial Officer, Senior Vice President of Finance and Treasurer	2020	565,308	148,230	1,862,091	356,144	67,180	2,998,953
	2019	524,000	—	1,152,516	433,200	65,736	2,175,452
	2018	488,000	—	829,861	613,525	58,165	1,989,551
A. Steve Arizpe, President and Chief Operating Officer	2020	681,539	158,400	2,979,508	490,708	75,511	4,385,666
	2019	640,000	—	1,685,028	453,575	70,530	2,849,133
	2018	565,000	—	1,458,433	817,036	63,031	2,903,500
Jay E. Mincks, Executive Vice President of Sales & Marketing	2020	607,346	117,600	2,479,488	364,408	64,948	3,633,790
	2019	571,000	—	1,526,754	406,429	66,072	2,570,255
	2018	541,000	—	1,458,433	728,449	66,709	2,794,591
Daniel D. Herink, Senior Vice President of Legal, General Counsel and Secretary	2020	475,654	124,470	1,539,226	299,662	65,325	2,504,337
	2019	445,000	—	942,751	372,912	63,417	1,824,080
	2018	421,000	—	829,861	548,924	59,441	1,859,226
______________________________
1We pay our salaried employees, including our NEOs, on a biweekly basis. In 2020, there were 27 pay periods, which resulted in an additional payment to all salaried employees, including our NEOs. In addition, the increase in base salary described under “Executive Compensation — Compensation, Discussion and Analysis — 2020 Compensation Program — Base Salary” above went into effect in March 2020.
2The amounts in this column represent the aggregate grant date fair value of awards granted in the year indicated and includes time-vested restricted stock and restricted stock units, the 2018 LTIP Awards, the 2019 LTIP Awards, the 2020 LTIP Awards, and the 2020 performance restricted stock unit grants awards. The grant value of the 2018 LTIP Awards, the 2019 LTIP Awards and the 2020 LTIP Awards are shown at target. Actual awards may range from 0% to 200% of the target number of phantom shares if the maximum performance level is achieved. The grant date fair value of the 2018 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $5,631,681; Mr. Sharp - $779,501; Mr. Arizpe - $1,516,600; Mr. Mincks - $1,516,600; and Mr. Herink - $779,501. The grant date fair value of the 2019 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $7,192,528; Mr. Sharp - $1,095,366; Mr. Arizpe - $1,770,216; Mr. Mincks - $1,603,928; and Mr. Herink - $895,546. The grant date fair value of the 2020 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $6,769,174; Mr. Sharp - $1,031,172; Mr. Arizpe - $1,665,848; Mr. Mincks - $1,509,632; and Mr. Herink - $843,432. For additional information, refer to Note 9, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 11, 2021. See the Grants of Plan-Based Awards Table for information on awards made in 2020. The grant date fair value of the February 2020 performance restricted stock unit awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $3,895,337; Mr. Sharp - $1,482,900; Mr. Arizpe - $2,614,247; Mr. Mincks - $1,941,009; and Mr. Herink - $1,244,764. The grant date fair value of the July 2020 performance restricted stock unit awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $3,895,434; Mr. Sharp - $741,334; Mr. Arizpe - $1,425,966; Mr. Mincks - $1,058,500; and Mr. Herink - $622,443. These amounts do not necessarily correspond to the actual value that will be realized by the NEO.

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3Represents variable cash compensation earned and awarded by the Compensation Committee under the Short-Term Incentive Program. A description of the Short-Term Incentive Program is included in “Variable Short-Term Incentive Compensation” in the Compensation Discussion and Analysis, and the determination of performance-based bonuses for fiscal year 2020 is contained in “2020 Performance Results — Financial Performance and COVID-19 Response Performance” of the Compensation Discussion and Analysis.
4All other compensation in 2020 includes the following: Company-provided automobiles; 401(k) matching contributions; premiums for executive disability insurance; occasional use of Company-owned property; costs associated with the Chairman’s Trip and other travel and associated federal income taxes. Certain of the aforementioned items involved no incremental cost to the Company. The federal income taxes associated with the Chairman’s Trip and other travel paid by the Company on behalf of the executives during 2020 for Mr. Sarvadi totaled $4,544 and for Mr. Sharp, Mr. Arizpe, Mr. Mincks and Mr. Herink totaled $9,087 each. The 401(k) matching contributions made by the Company during 2020 for the NEOs totaled $17,100 each.
5To prevent a double payout, the performance restricted stock and cash awards granted on July 9, 2020 were reduced one-hundred percent (100%) for any corresponding amount earned under February 28, 2020 awards.
GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides information about equity and non-equity awards granted to our NEOs in 2020:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Possible Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	Grant Date Fair Value of Stock and Option Awards ($)[4]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul J. Sarvadi	2/28/2020	167,620	335,239	670,477	9,651	19,301	57,904	—	1,298,446
	2/28/2020	—	—	—	—	—	—	26,015	1,750,029
	2/28/2020	—	—	—	24,158	48,315	96,630	—	3,384,589
	7/9/2020	167,620	335,239	670,477	364,408	21,296	63,887	—	1,298,478
Douglas S. Sharp	2/28/2020	89,036	178,072	356,144	1,836	7,345	22,035	—	494,300
	2/28/2020	—	—	—	—	—	—	8,995	605,094
	2/28/2020	—	—	—	3,680	7,360	14,720	—	515,586
	7/9/2020	126,094	252,187	504,374	2,026	4,052	12,516	—	247,111
A. Steve Arizpe	2/28/2020	122,677	245,354	490,708	3,532	12,951	38,852	—	871,416
	2/28/2020	—	—	—	—	—	—	11,890	799,840
	2/28/2020	—	—	—	5,945	11,890	23,780	—	832,930
	7/9/2020	162,277	324,554	649,108	3,897	7,794	23,382	—	475,322
Jay E. Mincks	2/28/2020	91,102	182,204	364,408	2,622	9,615	28,845	—	647,003
	2/28/2020	—	—	—	—	—	—	10,775	724,834
	2/28/2020	—	—	—	5,388	10,775	21,550	—	754,818
	7/9/2020	120,502	241,004	482,008	2,893	5,786	17,359	—	352,833
Daniel D. Herink	2/28/2020	74,916	149,831	299,662	1,543	6,172	18,517	—	414,922
	2/28/2020	—	—	—	—	—	—	7,360	495,107
	2/28/2020	—	—	—	3,010	6,020	12,040	—	421,716
	7/9/2020	106,033	212,066	424,132	1,703	3,405	10,215	—	207,481
__________________________________
1These amounts represent the threshold, target and maximum amounts payable to each executive under the Short-Term Incentive Program for 2020. If the threshold is not achieved, the payout is zero. The amounts earned by our NEOs under the Short-Term Incentive Program in 2020 are reflected in the Summary Compensation Table. To prevent a double payout, the cash awards granted on July 9, 2020 were reduced dollar for dollar for any corresponding amount paid under the February 28, 2020 cash awards.
2These amounts represent the threshold, target and maximum amount of shares payable to each executive under the performance restricted stock units and LTIP. To prevent a double payout, the performance restricted stock unit awards granted on July 9, 2020 were reduced share for share for any corresponding shares paid under the February 28, 2020 performance restricted stock unit awards.
3These amounts represent the number of restricted stock units granted to each executive under the 2012 Incentive Plan during 2020.

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4These amounts represent the aggregate grant date fair value of restricted stock units, performance restricted stock units and phantom stock granted to each executive during 2020. For restricted stock units and performance restricted stock units, fair value is calculated using the closing price of our common stock on the NYSE on the date of grant. The grant value of the 2020 LTIP Awards is shown at target. Actual 2020 LTIP Awards may range from 0% to 200% of the target number of phantom shares if below threshold level is not achieved or the maximum performance level is achieved. The grant date fair value of the 2020 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $6,769,174; Mr. Sharp - $1,031,172; Mr. Arizpe - $1,665,848; Mr. Mincks - $1,509,632; and Mr. Herink - $843,432. For the relevant assumptions used to determine the valuation of our stock awards, refer to Note 9, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 11, 2021. The terms of the restricted stock unit and performance restricted stock awards provide for three-year vesting and the payment of dividends on all unvested shares. The 2020 LTIP Awards are payable in shares of our common stock and include dividend equivalents, payable in additional shares of our common stock, with respect to the number of phantom shares actually earned pursuant to the 2020 LTIP Awards if and to the extent dividends are paid on our common stock during the performance period.
OUTSTANDING EQUITY AWARDS TABLE AT 2020 FISCAL YEAR END

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[1]
Paul J. Sarvadi	—	—	—	42,407	[3]	3,452,778	220,939	17,988,853
Douglas S. Sharp	—	—	—	14,438	[4]	1,175,542	41,123	3,348,235
A. Steve Arizpe	—	—	—	19,691	[5]	1,603,241	73,996	6,024,754
Jay E. Mincks	—	—	—	18,179	[6]	1,480,134	62,905	5,121,725
Daniel D. Herink	—	—	—	12,223	[7]	995,197	35,863	2,919,965
____________________________________________
1Based on the closing price of $81.42 of our common stock on the NYSE on December 31, 2020.
2Includes LTIP awards scheduled to vest (assuming target results for performance periods not yet complete and actual results for performance periods completed) and includes an estimate of dividend equivalents for the dividends declared since the date of grant. These awards will vest provided the officer continues to be employed by us on the applicable vesting date.
3Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 13,291 on February 28, 2021; 7,152 on February 21, 2021; 13,292 on February 28, 2022 and 8,672 on February 28, 2023.
4Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 4,595 on February 28, 2021; 2,249 on February 21, 2021; 4,595 on February 28, 2022 and 2,999 on February 28, 2023.
5Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 6,075 on February 28, 2021; 3,577 on February 21, 2021; 6,075 on February 28, 2022 and 3,964 on February 28, 2023.
6Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 5,504 on February 28, 2021; 3,577 on February 21, 2021; 5,506 on February 28, 2022 and 3,592 on February 28, 2023.
7Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 3,760 on February 28, 2021; 2,249 on February 21, 2021; 3,760 on February 28, 2022 and 2,454 on February 28, 2023.

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OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Paul J. Sarvadi	—	—	107,311	7,782,290
Douglas S. Sharp	—	—	22,946	1,661,653
A. Steve Arizpe	—	—	37,791	2,738,601
Jay E. Mincks	—	—	37,593	2,725,377
Daniel D. Herink	—	—	22,656	1,642,284
______________________________________
1Represents the value of the shares on the vesting date based on the last reported closing price of our common stock on the NYSE immediately preceding the vesting date.
SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS TABLE
The following table sets forth information about our common stock that was available for issuance under all of our existing equity compensation plans as of December 31, 2020:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Plan Category	(# in thousands)		($)		(# in thousands)
Equity compensation plans approved by security holders[1]	715	[2]	$15.30	[3]	3,749 [4]
Equity compensation plan not approved by security holders	—		—		—
Total	715		$15.30		3,749
______________________________
1The 2001 Incentive Plan, the 2012 Incentive Plan and the Insperity, Inc. 2008 Employee Stock Purchase Plan (the “ESPP”) have been approved by our stockholders. The ESPP is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code.
2Includes 15,626 shares subject to issuance under outstanding options plus 699,505 shares subject to issuance under the LTIP and short-term incentive program as of December 31, 2020 assuming maximum results for performance periods not yet complete and actual results for completed performance periods and associated dividend equivalents.
3Weighted average exercise price does not take into account shares to be issued under the LTIP.
4This includes 2,332,070 shares available under the ESPP and 1,417,062 shares available under the 2012 Incentive Plan. As of April 5, 2021, 2,311,940 shares and 1,490,164 shares (assuming maximum results for performance periods not yet complete and actual results for performance periods completed) were available for issuance under the ESPP and the 2012 Incentive Plan, respectively. The securities remaining available for issuance under the 2012 Incentive Plan may be issued in the form of stock options, performance awards, stock awards (including restricted stock), phantom stock awards, stock appreciation rights, and other stock-based awards.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Our NEOs are eligible to receive potential payments and benefits in connection with an involuntary termination without cause, qualifying retirement, termination due to death or disability, or termination under certain circumstances following a change in control of the Company. The table and discussion below describes potential payments and other benefits that would have been received or receivable by each NEO under our executive severance plan or related plans and agreements, including our 2012 Incentive Plan and Long-Term Incentive Program (including the applicable award agreements), if employment had been terminated under various circumstances on December 31, 2020. The timing of the payments described below to the NEOs may also be subject to the provisions of Section 409A which may delay payment.

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For equity awards, we calculated the value using the closing price on December 31, 2020, the last trading day of our fiscal 2020 year.

	Retirement ($)	Termination Not For Cause ($)	Death or Disability ($)	Termination Not For Cause or For Good Reason After Change in Control ($)
Paul Sarvadi
Cash Severance (1)	—	2,164,000	—	6,762,500
Time Vested Restricted Stock or RSUs (2)	2,159,765	—	3,494,402	3,494,402
Short-Term Incentive Program (3)	6,751,361	1,623,000	—	—
Long-Term Incentive Program (4)	2,339,815	—	7,996,591	11,907,663
Continued Health Care Benefits (5)	—	33,036	—	41,295
Total	11,250,942	3,820,036	11,490,993	22,205,860
Doug Sharp
Cash Severance (1)	—	823,500	—	2,580,300
Time Vested Restricted Stock or RSUs (2)	—	—	1,189,934	1,189,934
Short-Term Incentive Program (3)	—	741,150	—	—
Long-Term Incentive Program (4)	—	—	1,137,290	1,733,059
Continued Health Care Benefits (5)	—	22,386	—	29,849
Total	—	1,587,036	2,327,224	5,533,142
Steve Arizpe
Cash Severance (1)	—	990,000	—	3,696,000
Time Vested Restricted Stock or RSUs (2)	987,108	—	1,622,265	1,622,265
Short-Term Incentive Program (3)	3,449,893	1,188,000	—	—
Long-Term Incentive Program (4)	575,813	—	2,102,736	3,065,273
Continued Health Care Benefits (5)	—	22,057	—	29,410
Total	5,012,814	2,200,057	3,725,001	8,412,948
Jay Mincks
Cash Severance (1)	—	882,000	—	2,940,000
Time Vested Restricted Stock or RSUs (2)	894,541	—	1,497,374	1,497,374
Short-Term Incentive Program (3)	2,561,357	882,000	—	—
Long-Term Incentive Program (4)	521,815	—	2,052,211	2,924,446
Continued Health Care Benefits (5)	—	24,777	—	33,036
Total	3,977,713	1,788,777	3,549,585	7,394,856
Dan Herink
Cash Severance (1)	—	692,025	—	2,168,345
Time Vested Restricted Stock or RSUs (2)	—	—	1,006,973	1,006,973
Short-Term Incentive Program (3)	—	622,823	—	—
Long-Term Incentive Program (4)	—	—	1,076,638	1,563,934
Continued Health Care Benefits (5)	—	34,726	—	46,301
Total	—	1,349,573	2,083,611	4,785,553
We have no employment agreements in place for our NEOs or other executive officers. In the event an NEO voluntarily terminates employment (other than for good reason following a change in control of the Company) or employment is terminated for cause, there are no additional payments or benefits beyond any base salary accrued through the date of termination.

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There are no unvested outstanding stock options and none have been granted to our executive officers since 2004. All outstanding awards granted to employees, including to our NEOs, under the 2012 Incentive Plan include a “double trigger” requirement in the event of a change in control of the Company (as defined under our 2012 Incentive Plan). As a result of the double trigger requirement, awards will not vest following a change in control unless there is a qualifying termination of employment after the change in control (see “Executive Compensation–Compensation Discussion and Analysis” for additional information). There is no excise tax gross-up provision with respect to payments contingent upon a change in control under any of the Company’s plans, programs and we have no agreements with any of our executive officers.
(1)Cash Severance - In January 2020, our NEOs and other executive officers were presented with participation agreements outlining eligibility for the Executive Severance Plan (“Severance Plan”) approved by the Board, including the terms and conditions of the Severance Plan and the requirement to agree to certain restrictive covenants in favor of the Company, a non-compete, a non-solicitation of customers and a non-solicitation of employees. Our NEOs and the other executive officers all executed the participation agreements during January 2020.
Under the Severance Plan, our NEOs, if involuntarily terminated without “cause” (as defined in the Severance Plan) other than following a change in control (as defined in our 2012 Incentive Plan (“Change in Control”)), would receive cash severance in substantially equal installments during the severance period of 24 months for the CEO and 18 months for the other NEOs at their respective base salary in effect as of the date of termination. Our NEOs, if involuntary terminated without cause or terminate for “good reason” (as defined in our Severance Plan) during the 18-month period after a Change in Control, would receive a lump sum cash severance equal to 30 months for the CEO and 24 months for the other NEOs of their respective base salary in effect as of the date of termination and their respective target annual bonus under the Short-Term Incentive Program.
Under terms of the Severance Plan, each NEO is required to enter into a general release of claims upon termination of employment, and payments remain conditioned upon the NEO’s continued adherence to non-competition, non-solicitation and non-disparagement covenants.

(2)Time Vested Restricted Stock or RSUs – At December 31, 2020, the NEOs have time-based restricted stock and restricted stock units “RSUs” outstanding under our 2012 Incentive Plan. The treatment of these equity awards will vary depending on the circumstances of the termination. Under the Company’s Qualified Retirement Policy, RSU awards will continue to vest in accordance with an awards vesting schedule provided the NEO’s last day of employment is at least 6 months after the grant date, the NEO has attained age 62 with 15 years of continuous service and the NEO provides the Company with 6 months advance notice of retirement and signs a general release of claims. RSUs are also credited with any dividend equivalents from the grant date. The restricted stock awards granted in 2018 and 2019 are not covered by the Qualified Retirement Policy.
In the event an NEO is involuntarily terminated, with or without cause, all unvested RSUs and restricted stock is forfeited. In the event of an NEO’s death, disability, or if during the 18-month period after a Change in Control the NEO is involuntary terminated without cause or terminates for good reason (as defined in the applicable award agreement), all unvested RSUs and restricted stock are immediately vested and distributed, along with any dividend equivalents accrued on the RSUs, which are distributed in the form of additional shares.
(3)Short-Term Incentive Program – Our Short-Term Incentive Program provides for the annual bonus award to be forfeited if employment is terminated prior to the payment date, including in the event of death or disability. Under the Company’s Qualified Retirement Policy, Short-Term Incentive Program awards will be payable pro-rata based on the number of days the NEO was employed that year, at the actual level of achievement, and when awards are normally paid, provided the NEO has attained age 62 with 15 years of continuous service, provides the Company with 6 months advance notice of retirement and signs a general release of claims.
Under the Severance Plan, our NEOs, if involuntarily terminated without cause, would receive a pro-rated lump sum payment when awards are normally paid but the amount will be based on the number of days the NEO was employed that year and assuming the target level of achievement. Our NEOs, if involuntary

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terminated without cause or terminate for good reason (as defined in the Severance Plan) during the 18-month period after a Change in Control, are not entitled to any additional payment under the Short-Term Incentive Program, rather, the target annual bonus is included as part of the cash severance multiplier.
(4)Long-Term Incentive Program – At December 31, 2020, our NEOs have performance based Long-Term Incentive Program (“LTIP”) awards (performance-based) outstanding under our 2012 Incentive Plan. The treatment of the LTIP awards will vary depending on the circumstances of the termination. Under the Company’s Qualified Retirement Policy, provided the NEO’s last day of employment is at last 6 months after the grant date, the NEO has attained age 62 with 15 years of continuous service and the NEO provides the Company with 6 months advance notice of retirement and signs a general release of claims, the 2020 LTIP awards will vest as follows: (i) any portion of the LTIP award with a performance period that ends prior to the NEO’s retirement date will be paid based on actual achievement of the performance goal(s); (ii) any portion of the LTIP award with a performance period that begins before, but then ends after, the NEO’s retirement date will be paid based on actual achievement of the performance goal(s) during the performance period(s) pro-rated by a fraction, with the numerator of the total number of days of the NEO’s employment from the first day of the performance period through the date of the NEO’s retirement, and the denominator of the total number of days encompassing the first day of the performance period and the last day of the applicable performance period; and (iii) the portion of an LTIP award with any performance period that begins on or after the NEO’s retirement date will be forfeited. Any LTIP amount determined under the Qualified Retirement Policy will be paid when the LTIP is regularly scheduled to be paid. The LTIP awards granted in 2018 and 2019 are not covered by the Qualified Retirement Policy.
Upon termination due to disability or death, provided the NEO has been continuously employed since the LTIP award date, outstanding awards will continue to vest based on actual achievement of the performance goal(s) during the performance period(s) pro-rated by a fraction, with the numerator of the total number of days of the NEO’s employment from the grant date through the date of the NEO’s disability or death, and the denominator of the total number of days encompassing the first day of the first performance period and the last day of the last performance period applicable to the award (if multiple performance periods). Any LTIP amount determined on account of death or disability will be paid when the LTIP is regularly scheduled to be paid.
In the event an NEO is involuntarily terminated, with or without cause, other than in connection with a “change in control,” all unvested LTIP awards are forfeited.
In the event the NEO has a “qualifying termination” (as defined in the LTIP) following a Change in Control, the NEO is eligible to receive the change in control value calculated based on the sum of (i) actual performance results for any performance period that was completed on or prior to the date of the change in control and (ii) for any incomplete performance period the greater of target performance or actual performance (if measurable), to be paid at the normal time, unless the successor entity fails to assume or replace the award which would result in a shorter period to make payment. In the event the NEO terminates due to death or disability following a change in control, the change in control value shall be prorated.
LTIPs are also credited with any dividend equivalents from the grant date.
(5)Continued Health Care Benefits – Under the Severance Plan, our NEOs, if involuntarily terminated without “cause” or, following a “change in control,” terminates for “good reason” (as those terms are defined in the Severance Plan), would receive medical, dental and vision insurance under arrangements in which the NEO and/or the NEO’s dependents participated immediately prior to the date of termination, at no greater monthly premium cost to the NEO. These benefits shall continue for the same number of months that the cash severance benefit is determined for the NEO. The Company’s obligation to continue medical, dental and vision coverage terminates at the end of the severance period or, if earlier, when an NEO is employed by another party and is eligible for such coverage.

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CEO PAY RATIO
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Sarvadi, the CEO, to the annual total compensation of our median employee.
As of December 31, 2020:
•The annual total compensation of our median corporate employee was $89,784; and
•The annual total compensation of the CEO, as reported in the Summary Compensation Table, was $9,561,338.
Based on this information, the ratio for 2020 of the annual total compensation for the CEO to the total annual compensation of our median employee was 106 to 1.
In order to determine this ratio, we first identified one of our employees as the median employee. We identified our median employee based on total annualized compensation paid during 2020 to all of our corporate employees, other than the CEO, who were employed by us on December 31, 2020. No cost of living adjustments were utilized in the compensation calculation. We did not include worksite employees in our calculations because our clients, who are unaffiliated third parties, determine the compensation of worksite employees.
After identifying the median employee, we calculated the annual total compensation of that employee using the same methodology used to calculate the compensation of our named executive officers in the Summary Compensation Table.
The ratio presented above is a reasonable estimate calculated in a manner consistent with SEC rules for identifying the median employee and determining the ratio. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio presented above may not be comparable to the pay ratio reported by other companies.
DIRECTOR COMPENSATION
We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. Our non-employee directors were compensated for 2020 as shown in the table below and are also reimbursed for reasonable expenses incurred in serving as a director. All compensation, except for reimbursement of actual expenses, can be taken in cash or our common stock, at the director’s option. Directors who are our employees receive no additional compensation for serving on the Board. In 2020, directors were entitled to the following compensation:

	Board	Compensation Committee	Finance, Risk Management and Audit Committee	Nominating and Corporate Governance Committee	Lead Independent Director
Annual Retainers	$70,000	$10,000	$15,000	$5,000	$35,000
Annual Committee Chair Fees	N/A	$15,000	$25,000	$10,000	N/A
On the date of each Annual Meeting of Stockholders, each non-employee director receives an annual director award of unrestricted shares of our common stock. For 2020, the aggregate fair market value of this award was $150,000, which was determined based on the closing price of our common stock on the date prior to the date of grant. The awards are rounded up to the next higher whole share amount in the case of a fractional share amount. Each person who is initially appointed or elected as a director of the Company receives an initial director award comprised of a pro-rated portion of the annual director award.
The Compensation Committee reviewed a report prepared by FW Cook benchmarking director compensation for the Company’s compensation peer group. After review and consideration of FW Cook’s recommendations, the Compensation Committee recommended, and in February 2021, the Board approved, an amendment to the Company’s Directors Compensation Plan for 2021 that increased increased the aggregate fair market value of the annual director award of unrestricted shares of our common stock to $175,000.

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DIRECTORS’ COMPENSATION TABLE
The table below summarizes the compensation paid by us to our non-employee directors during the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)	All Other Compensation ($)	Total ($)
Timothy T. Clifford	120,417	155,135	—	—	275,552
Eli Jones[2]	—	62,352	—	—	62,352
Carol R. Kaufman	95,000	155,135	—	—	250,135
John L. Lumelleau	67,083	155,135	—	—	222,218
Ellen H. Masterson	99,583	155,135	—	—	254,718
Randall Mehl	80,000	155,135	—	—	235,135
John M. Morphy	85,000	155,135	—	—	240,135
Latha Ramchand	67,083	155,135	—	—	222,218
Richard G. Rawson	70,000	155,135	—	—	225,135
Austin P. Young[3]	85,000	—	—	—	85,000
_________________________
1Represents the dollar amount recognized for financial statement reporting purposes with respect to 2020 for the fair value of stock awards made to directors during 2020, based on the closing price of our common stock on the date of grant. In the case of annual and initial director equity awards that do not contain vesting or other restrictions, Insperity recognizes the entire fair value for financial statement reporting purposes in the year that the grant is made. In the case of initial director equity awards that contain vesting restrictions, we recognize the fair value for financial statement reporting purposes over the vesting period.
2Dr. Jones was appointed to the Board in December 2020.
3Mr. Young retired from the Board when his term expired at the 2020 Annual Meeting of Stockholders.
REPORT OF THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE
The Finance, Risk Management and Audit Committee (“FRMA Committee”) has been appointed by the Board to assist the Board in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of the financial statements of the Company. We operate under a written charter adopted by the Board and reviewed annually by us. We have furnished the following report for 2020.
We have reviewed and discussed the Company’s consolidated audited financial statements as of and for the year ended December 31, 2020, with management and the independent auditor, which was Ernst & Young LLP. We discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and SEC, Communications with Audit Committees, as currently in effect.
The FRMA Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP. The FRMA Committee engages in an annual evaluation of the independent auditing firm’s qualification, performance, independence, tenure and work quality as part of its decision as to whether the current firm should be retained for the upcoming year’s audit. The FRMA Committee discussed with Ernst & Young LLP the overall scope and plan for their audits and met with the firm throughout the year, with and without management present, to monitor the firm’s progress and results obtained from their audits.
The FRMA Committee received from Ernst & Young LLP a formal written letter describing all relationships between the firm and the Company, including persons in financial oversight roles at the Company, that may reasonably be thought to bear on the auditors’ independence consistent with Independent Standards Board Standard No. 1. The FRMA Committee also discussed with Ernst & Young LLP any relationships that might impact their objectivity and independence, and approved in advance all audit and permitted non-audit services to be provided. The FRMA Committee concluded that Ernst & Young LLP’s provision of other permitted non-audit services to the Company is compatible with Ernst & Young LLP’s independence.

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Based on our reviews and discussions referred to above, we recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.
    THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE
    Ellen H. Masterson, Chairperson
    John L. Lumelleau
    John M. Morphy
    Latha Ramchand

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of our common stock with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms that they file.
Based solely on a review of the copies of such reports furnished to the Company and written representations that no reports were required, the Company believes that all Section 16(a) reports with respect to the year ended December 31, 2020, applicable to its officers, directors and greater than 10% beneficial owners were timely filed.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Finance, Risk Management and Audit Committee has adopted a statement of policy and procedures with respect to related party transactions covering the review, approval or ratification of transactions involving the Company and “Related Parties” (generally, directors and executive officers and their immediate family members and 5% stockholders). The policy currently covers transactions in which the Company and any Related Party are participants and in which the Related Party has a material interest, other than transactions involving an amount equal to or less than $50,000 (individually or when aggregated with all similar transactions) and not involving non-employee directors. The policy generally requires that such transactions be approved by the Finance, Risk Management and Audit Committee in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, full disclosure of all of the facts and circumstances relating to the transaction must be made to the Finance, Risk Management and Audit Committee, which will approve such transaction only if it is in, or is not inconsistent with, the best interests of the Company and our stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Finance, Risk Management and Audit Committee or the chairperson thereof, and such committee or chairperson, as the case may be, will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction.
A significant component of our marketing strategy is the title sponsorship of the Insperity InvitationalTM golf tournament, a Champions PGA tour event held annually in The Woodlands, Texas, a suburb of Houston. Consistent with other PGA golf tournaments, the Insperity Invitational golf tournament benefits and is managed by a non-profit organization, Greater Houston Golf Charities (“GHGC”). In connection with our sponsorship, Mr. Jay E. Mincks, our former Executive Vice President of Sales and Marketing, serves as chairman of GHGC, a non-compensatory position. During 2020, the Company paid GHGC $2.6 million in sponsorship and tournament related expenses, as well as an additional $1.5 million in other event sponsorships and charitable contributions, including to certain non-profit organizations on which Messrs. Sarvadi, Rawson or Mincks serve as a member of the board of directors.
We provide PEO-related services to certain entities that are owned by, or have board members that are, related parties. These related parties include Ms. Ellen H. Masterson, Mr. Jay E. Mincks, Mr. Richard G. Rawson and Mr. Paul J. Sarvadi or members of their families. The PEO service fees paid by such entities are within the pricing range of other unrelated clients of ours. During 2020, such client companies paid the Company the following service fees, which are presented net of the associated payroll costs:

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Related Party	Net Service Fees	/	(Payroll Costs)
Ms. Masterson (one client company)	$227,368		$(999,072)
Mr. Mincks (one client company)	$72,452		$(389,146)
Mr. Rawson (four client companies)	$1,113,117		$(4,954,373)
Mr. Sarvadi (five client companies)	$554,640		$(1,149,970)
During 2020, certain non-executive corporate employees were family members of certain Related Parties. Total salaries, commissions and incentive compensation paid during 2020 to family members of Mr. Arizpe were $534,935 (three corporate employees).
In 2019, Mr. Sarvadi published his book titled Take Care of Your People: An Enlightened CEO’s Guide to Business Success. In order to benefit from this book in its marketing and sales efforts, in February 2019, we entered into a Licensing and Book Sale Agreement with Mr. Sarvadi pursuant to which, among other things, Mr. Sarvadi and Insperity cross-licensed certain intellectual property related to the book and Insperity agreed to purchase an aggregate of 75,000 books over a three-year period at prices below retail price and that decrease based on the quantities purchased. In 2020, Insperity paid $429,000 to Mr. Sarvadi in connection with purchases of his book.
In the ordinary course of business, we occasionally charter private aircraft from a third-party air charter company, which also leases and operates aircraft owned by Mr. Sarvadi. Pursuant to a corporate policy, when we charter the aircraft owned by Mr. Sarvadi, we pay an hourly rate plus expenses, which is below the market rate for similar aircraft. During 2020, we paid a total of $75,000 in connection with our usage of Mr. Sarvadi’s aircraft.

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PROPOSAL NUMBER 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to make a non-binding recommendation on the compensation of our NEOs. This proposal, commonly referred to as “say-on-pay”, provides stockholders an opportunity to provide an overall assessment of the compensation of our NEOs rather than focus on any specific item of compensation. The advisory vote is a non-binding vote on the compensation of our NEOs, which is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Although the results of the vote on this proposal are not binding on the Board, the Board and Compensation Committee value stockholders’ opinions and will take the results into account when determining the future compensation of our NEOs. At the 2020 Annual Meeting of Stockholders, a substantial majority of the votes, over 97%, were cast in favor of our NEO compensation.
As set forth in the “Compensation Discussion and Analysis” section of this proxy statement, our Compensation Committee structured the compensation of our NEOs to emphasize our pay-for-performance philosophy. Our compensation program is designed to attract and retain key executives responsible for our success and to provide motivation for both achieving short-term business goals and enhancing long-term stockholder value. Please read the “Compensation Discussion and Analysis” section for additional details.
We have embedded features in our overall compensation programs which are aligned with the objectives of our business and designed to strengthen the link between the interests of our executive officers and those of our stockholders. Following is a summary of compensation practices that we have adopted and a list of pay practices that we avoid.
What Insperity has:

✓	Compensation program emphasizing variable and at-risk compensation with at least 70% of each NEO’s target compensation tied to annual bonus and long-term incentives
✓	Long-term incentive program prioritizing performance-based LTI with 65% of the CEO’s and on average, 47.5% of the other NEO’s LTI mix in performance-based LTI
✓	Stock ownership guidelines requiring the CEO to hold shares equal to five times base salary, the other executive officers to hold shares equal to three times or one and one-half times base salary, depending on the executive tier level established by the Compensation Committee, and non-employee directors to hold shares equal to four times the annual cash retainer
✓	Clawback policy for incentive compensation paid to any employee, including NEOs and other executive officers
✓	Minimum vesting period of three years for grants of restricted stock, restricted stock units, stock options and phantom shares, with limited exceptions for new hire awards, performance awards or terminations due to death, disability, retirement or change in control
✓	Double trigger requirement for vesting of NEO and executive officer equity awards that provide for equity acceleration in the event of a qualifying termination following a change in control
✓	Hedging policy prohibiting employees and directors from engaging in hedging transactions involving shares of our common stock
✓	Pledging policy prohibiting employees and directors from engaging in pledging transactions involving shares of our common stock that would be considered significant by the Board
✓	A lead independent director
✓	Compensation Committee composed entirely of outside, independent directors
✓	Independent compensation consultant hired by, and reporting directly to, the Compensation Committee

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What Insperity does not have:

✗	Employment agreements with NEOs or other executive officers
✗	Executive pension or other similar retirement or supplemental benefits
✗	Single trigger change in control agreements for NEOs or other executive officers
✗	Tax gross-ups in the event of a change in control
✗	Medical coverage for retirees
✗	Excessive benefits and perquisites
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the compensation paid to Insperity’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The Board recommends that stockholders indicate their support by selecting “For” when voting on our executive compensation program. While the results of the advisory vote are non-binding, the Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
At the 2017 Annual Meeting of Stockholders, our stockholders recommended, by advisory vote, a one-year frequency of future advisory votes on executive compensation. In accordance with these results, we intend to hold this vote annually until the next required advisory vote on the frequency of stockholder votes on the compensation of named executive officers, which we expect to hold no later than our 2023 Annual Meeting of Stockholders.

The Board recommends that you select “For” the adoption of the resolution approving the compensation of the Company’s NEOs. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

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PROPOSAL NUMBER 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Finance, Risk Management and Audit Committee has appointed the firm of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2021. If our stockholders do not ratify the appointment of Ernst & Young, then the Finance, Risk Management and Audit Committee will reconsider the appointment and may or may not consider the appointment of another independent registered public accounting firm for the Company for 2021 or future years. Ernst & Young has served as our independent registered public accounting firm since 1991. Representatives of Ernst & Young are expected to be present at the 2021 Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.
Fees of Ernst & Young
Ernst & Young’s fees for professional services totaled $1,389,703 in 2020 and $1,347,213 in 2019. During 2020 and 2019, Ernst & Young’s fees for professional services included the following:
•Audit Fees — fees for audit services, which relate to the consolidated audit, internal control audit in compliance with Sarbanes-Oxley Section 404, quarterly reviews, subsidiary audits and related matters, were $1,126,153 in 2020 and $1,085,663 in 2019.
•Audit-Related Fees — fees for audit-related services, which consisted primarily of the SOC 1 Report, the retirement plan audits, and quarterly agreed-upon procedures, were $259,050 in 2020 and $257,550 in 2019.
•Tax Fees — there were no fees for tax services in 2020 or in 2019.
•All Other Fees — there were fees of $4,500 in 2020 and $4,000 in 2019, which were annual subscription fees for Insperity’s use of Ernst and Young’s online research databases and other research tools.
The Finance, Risk Management and Audit Committee reviewed the non-audit services provided to us by Ernst & Young and considered whether the provision of such services was compatible with Ernst & Young maintaining its independence.
Finance, Risk Management and Audit Committee Pre-Approval Policy for Audit and Non-Audit Services
The Finance, Risk Management and Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent auditor. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Finance, Risk Management and Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Finance, Risk Management and Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditor is required to provide detailed back-up documentation concerning the specific services to be provided.
The Finance, Risk Management and Audit Committee may delegate pre-approval authority to one or more of its members, including a subcommittee of the Finance, Risk Management and Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Finance, Risk Management and Audit Committee at its next scheduled meeting. The Finance, Risk Management and Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.
None of the services related to the Audit-Related Fees or Other Fees described above was approved by the Finance, Risk Management and Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

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Required Affirmative Vote
If the votes cast in person or by proxy at the 2021 Annual Meeting of Stockholders in favor of this proposal exceed the votes cast opposing the proposal, the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2021, will be ratified. If the appointment of Ernst & Young is not ratified, the Finance, Risk Management and Audit Committee will reconsider the appointment.

The Board and the Finance, Risk Management and Audit Committee recommend that stockholders vote “For” the ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

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ADDITIONAL INFORMATION
Delivery of Proxy Statement
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers and our transfer agent with account holders who are Insperity stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker and direct your written request to Insperity, Inc., Attention: Investor Relations Administrator, 19001 Crescent Springs Drive, Kingwood, Texas 77339, or contact the Investor Relations Administrator at 1-844-677-8332. We will promptly deliver a separate copy to you upon request.
Stockholder Proposals and Director Nominations for 2021 Annual Meeting of Stockholders
In order for director nominations and stockholder proposals to have been properly submitted for presentation at the 2021 Annual Meeting of Stockholders, we must have received notice between the dates of January 20, 2021 and February 19, 2021 in accordance with our Bylaws. We received no such notice, and no stockholder director nominations or proposals will be presented at the 2021 Annual Meeting of Stockholders.
Stockholder Proposals for Inclusion in Our 2022 Proxy Statement
Any proposal of a stockholder intended to be considered for inclusion in our proxy statement for the 2022 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on December 20, 2021 and otherwise comply with the requirements of Rule 14a-8 under the Exchange Act and with our Bylaws. If we change the date of the 2022 Annual Meeting of Stockholders by more than 30 days from the anniversary date of the 2021 meeting, stockholder proposals must be received a reasonable time before we begin to print and mail the proxy materials for the 2022 Annual Meeting of Stockholders. Our Bylaws also contain additional requirements, which are described in the next section.
Stockholder Director Nominations and Proposals for 2022 Annual Meeting of Stockholders
Our Bylaws require timely advance written notice of stockholder nominations of director candidates and stockholder proposals. Notice of stockholder nominations or proposals will be considered timely for the 2022 Annual Meeting of Stockholders if we receive it not earlier than the close of business on January 24, 2022, and not later than the close of business on February 23, 2022. However, if the date of the 2022 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary date of the 2021 Annual Meeting of Stockholders, notice by the stockholder to be timely must be delivered or received not earlier than the close of business on the 120th day nor later than the close of business on the later of (1) the 90th day prior to the date of the 2021 Annual Meeting of Stockholders or (2) if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which notice of such meeting was mailed to stockholders or the day on which such public disclosure was made.
For director nominations, our Bylaws also require that such written notice set forth: (1) for each person whom the stockholder proposes to nominate for election, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; and (2) as to such stockholder: (a) the name and address, as they appear on the Company’s books, of such stockholder; (b) the class and number of shares of our common stock that are beneficially owned by such stockholder; and (c) a description of all agreements, arrangements or understandings between such stockholder and each such person that such stockholder proposes to nominate as a director and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder. Stockholders are also advised to review our Bylaws regarding the requirements for submitting director nominations.

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In addition, for stockholder proposals, our Bylaws require that the written notice set forth as to each matter such stockholder proposes to bring before the Annual Meeting of Stockholders: (1) a brief description of the business desired to be brought before the Annual Meeting of Stockholders; (2) the reasons for conducting such business at the Annual Meeting of Stockholders; (3) the name and address, as they appear on the Company’s books, of such stockholder; (4) the class and number of shares of our common stock that is beneficially owned by such stockholder; and (5) any material interest of such stockholder in such business. Stockholders are also advised to review our Bylaws regarding the requirements for submitting proposals.
Other Information
We are monitoring the developments related to the impact of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of virtual communications. If we decide to modify the structure of our meeting, we will announce the decision to do so in advance, and details on how to participate will be included in a press release available in the Annual Meetings section under the Investor Relations tab on our website at www.insperity.com/annualmeeting and filed with the Securities and Exchange Commission as additional proxy materials.
FINANCIAL INFORMATION
A copy of the Company’s annual report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Investor Relations Administrator, Insperity, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.
By Order of the Board of Directors
Daniel D. Herink
Senior Vice President of Legal,
General Counsel and Secretary
April 20, 2021
Kingwood, Texas

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